Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of

September 7, 2012

by and among

THE SANDS REGENT, LLC,

and

TRUCKEE GAMING, LLC

and, for certain limited purposes,

AFFINITY GAMING, LLC

DAYTON GAMING, LLC, and

CALIFORNIA PROSPECTORS, Ltd.

EXHIBITS AND SCHEDULES

TO ASSET PURCHASE AGREEMENT

Exhibit A —	Applicable Accounting Principles
Exhibit B —	Assignment and Assumption Agreement
Exhibit C —	EBITDA Calculation
Exhibit D —	Operating Cash
Exhibit E —	Transition Services Agreement

Disclosure Schedule

Buyer’s Disclosure Schedule

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of September 7, 2012, among The Sands Regent, LLC, a Nevada limited liability company (“Seller”), Truckee Gaming, LLC, a Delaware limited liability company (“Buyer”), and solely for the purposes of Section 13.12 below, Affinity Gaming, LLC (“Parent”), Dayton Gaming, LLC and California Prospectors, Ltd., each also a Nevada limited liability company (Dayton Gaming, LLC and California Prospectors, Ltd., being collectively referred to as the “Designated Seller Affiliates” and together with Parent, the “Guarantors”).

W I T N E S S E T H :

WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) and the Shares (as defined below) and assume the Assumed Liabilities (as defined below) from Seller and its Subsidiaries, and Seller and its Subsidiaries desire to sell the Shares and the Purchased Assets and transfer the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any inquiry, proposal or offer with respect to any transaction involving the sale of the limited liability company interests of Seller or the Designated Seller Affiliates or any of the Purchased Assets or Real Property (other than sales made in compliance with Section 5.01), or a merger, consolidation, liquidation, recapitalization or similar transaction involving Seller, any Designated Seller Affiliate or Purchased Subsidiary or any of the Purchased Assets or Real Property, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Accounting Principles” means GAAP (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby), as computed in accordance with (including any such deviations from GAAP reflected in) Exhibit A.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B.

“Booking” means a contract or reservation for the use of guest rooms, banquet facilities or meeting rooms in a hotel that is included in the Purchased Assets.

“Business” means the business conducted by the Seller and its Subsidiaries involving the operation of (i)  Sands Regency Hotel & Casino (“Sands Regency”) in Reno, Nevada, with approximately 548 slot machines (including owned machines and participations), eight table games, a sports book operated by an independent third party, and 833 hotel rooms and a spa, (ii) Gold Ranch Casino & RV Resort (“Gold Ranch”) in Verdi, Nevada, with approximately 240 slot machines (including owned machines and participations), a sports book operated by an independent third party, a California lottery store, and 105 RV spaces, and (iii) Dayton Depot Casino (“Dayton Depot”) in Dayton, Nevada, with approximately 219 slot machines (including owned machines and participations), a sports book operated by an independent third party and a pawn shop.  The parties acknowledge and agree that the foregoing figures with respect slot machines and table games are intended for descriptive purposes in conveying the relative volume of such devices in active use, and shall not in any manner serve to determine, increase or reduce the actual Purchased Assets purchased by Buyer hereunder.

“Business Customers” means all players’ club members of the Business whose primary play is with the Business (defined as more than 50% of such player’s aggregate play at casinos operated by Seller and its Affiliates).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means any employee of Seller or any of its Subsidiaries or Affiliates who is employed primarily in connection with the Business.

“Business Intellectual Property Rights” means the Intellectual Property Rights used solely in the Business.

“Buyer’s Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller in accordance with this Agreement.

“Buyer Group” means Buyer and its Subsidiaries and Affiliates.

“Casinos” means, collectively, Sands Regency, Gold Ranch, and Dayton Depot.

“Closing Cash” means Operating Cash as of the close of business on the last Business Day prior to the Closing Date.

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital” means Working Capital as of the close of business on the last Business Day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Consumables” means all food and beverages in closed boxes; engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel, and materials in closed boxes; all of which are unused or held in reserve storage for future use in connection with the maintenance and operation of a hotel that is included in the Purchased Assets. The term “Consumable” does not include, however, operating equipment, fixtures and tangible personal property or items of personal property owned by guests or employees of other persons furnishing food or services to such hotel.

“Deferred Maintenance Credit” means $1,700,000.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer in accordance with this Agreement.

“EBITDA Adjustment” means an amount determined in accordance with Exhibit C.

“EBITDA Excess Adjustment” means an EBITDA Adjustment that requires an increase in the Purchase Price.

“EBITDA of the Business” has the meaning set forth on Exhibit C.

“EBITDA of the Sands Regency” has the meaning set forth on Exhibit C.

“EBITDA Shortfall Adjustment” means an EBITDA Adjustment that requires a decrease in the Purchase Price.

“Emergence Date” means December 31, 2010.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, and each other plan or arrangement providing for employee benefits, in each case which is maintained, administered or contributed to by Seller or any of its Subsidiaries and covers any Business Employee.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment or the management or release of any Hazardous Materials.

“Environmental Liabilities” means any and all liabilities, obligations or commitments arising in connection with or relating to the Business (as currently or previously conducted), the Purchased Assets or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which arise under or relate to any Environmental Law, whenever in effect (and including any matter disclosed or required to be disclosed in Section 3.18 of the Disclosure Schedule), including any liabilities, obligations or contaminants relating to any pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements Date” means the date of the Financial Statements.

 “GAAP” means generally accepted accounting principles in the United States.

“Gaming Approvals” means the applicable consents and approvals from the State Gaming Authorities and the Local Gaming Authorities that are necessary and required in order for Buyer to consummate the transactions contemplated by this Agreement, including any such consents and approvals required in order to pledge all or a portion of the Purchased Assets (or the equity securities in Buyer Affiliates ultimately owning all or portions of the Purchased Assets) as collateral security to any lender or lenders providing the debt financing to the Buyer Group necessary to consummate the transactions contemplated by this Agreement.

“Go-Shop Termination Fee” shall mean an amount in cash equal to $750,000.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Materials” shall mean: (1) any chemical, compound, material, mixture, substance or other matter which has been defined, listed, classified or determined by any regulation, order or rule, or any proposed regulation, order or rule, promulgated by any Governmental Authority of appropriate jurisdiction, to constitute a hazardous substance, hazardous material, hazardous waste, extremely hazardous waste, infectious waste, toxic substance, toxic pollutant, radioactive material, flammable explosive or other designation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or “EP toxicity”; and (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel, gasoline, diesel fuel, motor oil, ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources.

“Indebtedness” means all outstanding obligations for borrowed money, including those evidenced by notes, bonds, debentures or other instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto) and any outstanding guarantees of any such obligations.

“Inquiry” means any offer, proposal or other inquiry or expression of interest reasonably related to an Acquisition Proposal, received by the Seller or any of its Representatives on or following the date hereof.

“Intellectual Property Right” means any (i) issued patent or pending patent application, (ii) trademark, service mark, trade name, and domain name (including any registrations or applications for registration of any of the foregoing) and any goodwill associated with such trademark, service mark, trade name and domain name, and (iii) trade secret, copyright, computer software, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of David Ross, J. Christopher Krabiel, Marc Rubinstein, Donna Lehmann, Elizabeth Guth, and Dan Wilson.

“Lesser Business Customers” means all players’ club members of the Business whose primary play is not with the Business (defined as 50% or less of such player’s aggregate play at casinos operated by Seller and its Affiliates).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Liquor Approvals” means all licenses and approvals of or from any Liquor Licensing Authority required under applicable Liquor Laws in connection with the consummation of the transactions contemplated by this Agreement.

“Liquor Laws” means any federal, state or local law, ordinance, code, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, from time to time, unless expressly specified otherwise

“Liquor Licensing Authorities” means the City of Reno, Nevada, and Lyon County, Nevada.

“Local Gaming Authorities” means the City of Reno, Nevada, and Lyon County, Nevada.

“Material Adverse Effect” means any change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the properties, assets (both tangible and intangible), liabilities, condition (financial or otherwise) or results of operations of the Business (taken as a whole), except for any such effect (i) to the extent relating to any Excluded Asset or Excluded Liability or (ii) resulting from or arising in connection with (A) this Agreement or the transactions contemplated hereby, including the taking of any action contemplated by this Agreement, compliance by Seller with its covenants hereunder or the announcement or consummation of this Agreement or such transactions, (B) changes or conditions affecting generally the industries in which the Business operates, (C) changes in Applicable Laws or accounting standards, principles or interpretations of general application, (D) changes in economic, regulatory or political conditions generally or (E) changes attributable to actions or omissions of Buyer or any of its Affiliates, unless in the case of clauses (B), (C) or (D), such change, effect, development or occurrence has a materially disproportionate effect on the Business as compared with other participants operating in the industry in which the Business operates.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Operating Cash” has the meaning set forth on Exhibit D.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Signing Event” means any event, condition or circumstance first occurring after the date of this Agreement that would cause any representation or warranty of Seller to be untrue or incorrect when viewing such representation or warranty as if it were made anew at or after the occurrence of such event, condition or circumstance.

“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Purchased Subsidiaries” means the following Subsidiaries of Seller:  Zante, LLC and Last Chance, LLC, each a Nevada limited liability company.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Retained Businesses” means all businesses conducted by Seller or any of its Affiliates other than the Business.

“Retained Subsidiaries” means all of the Subsidiaries of Seller other than the Purchased Subsidiaries.

“Seller Group” means Seller and its Subsidiaries and Affiliates.

“Shares” means all of the outstanding membership interests of the Purchased Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal which Seller determines in good faith: (i)  would result in a transaction, if consummated, that would be more favorable to the Seller (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (ii) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (iii) is made by a Person or group of Persons who have provided the Seller with reasonable evidence that such Person or group has sufficient funds to complete such Acquisition Proposal.

“State Gaming Authorities” means the State of Nevada Gaming Control Board and Nevada Gaming Commission.

“Target Cash” means $2,915,000.

“Target Working Capital” means $0.

“Tax” means any tax, transient lodging tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”), whether disputed or not, responsible for the imposition of any such tax (domestic or foreign) including obligations to pay Taxes of any other Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means the standard form ALTA Owners Extended Coverage policy of title insurance (6-17-2006), subject only to the printed standard exclusions, conditions and stipulations and the Permitted Liens and with such endorsements as Buyer may reasonably require.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Transition Services Agreement and all other documents necessary or appropriate to transfer the Purchased Assets, the Shares or Assumed Liabilities to Buyer, including without limitation any documents delivered pursuant to Section 2.09(d) and Section 2.09(e) hereof.

“Transition Services Agreement” means a Transition Services Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit E.

“Working Capital” means, as of a given date, (i) the current assets of the Business as of such date, minus (ii) the current liabilities of the Business as of such date. Working Capital shall be determined in accordance with the Applicable Accounting Principles.

The following terms have the meanings set forth in the Section referenced below:

Definition	Section
2012 Capital Expenditure Budget	Section 5.07
2013 Capital Expenditure Budget	Section 5.07
Accounting Referee	Section 2.08(c)
Acquisition Transaction	Section 5.08
Allocation Principles	Section 2.08(c)
Alternative Closing Arrangements	Section 7.07
Assumed Plans	Section 2.02(n)
Business Registered Intellectual Property Rights	Section 3.13(a)
Buyer	Introduction
Buyer DC Plan	Section 9.02(b)

Capital Expenditure Budget	Section 5.07
Closing	Section 2.09
Damages	Section 11.02(a)
Deposit	Section 6.03(a)
Deposit Escrow Agent	Section 6.03(a)
Designated Representations	Section 11.02
Designated Seller Affiliates	Introduction
End Date	Section 12.01(a)
Estimated Purchase Price	Section 2.08(b)
Excluded Assets	Section 2.03
Excluded Liabilities	Section 2.05
Financial Statements	Section 3.07
Financial Statements Date	Section 3.07
Go-Shop Period	Section 5.08(a)
Guarantors	Introduction
Indemnified Party	Section 11.03(a)
Indemnifying Party	Section 11.03(a)
Indemnity Notice	Section 11.03(e)
IT System	Section 7.10
Nevada Gaming Authorities	Section 6.04
No-Shop Period Start Date	Section 5.08(b)
Parent	Introduction
Permitted Liens	Section 3.12(c)
Purchased Assets	Section 2.02
Purchase Price	Section 2.08
Purchase Price Allocation	Section 2.08(c)
Real Property	Section 3.12(a)
Remediation Costs	Section 5.09
Rental Payment	Section 7.07
Required Consents	Section 3.05
Seller	Introduction
Seller Trademarks and Tradenames	Section 2.03(c)
Seller Welfare Plan	Section 9.02(d)
Tax Contest	Section 8.02(e)
Third Party Claims	Section 11.03(b)
Straddle Period	Section 8.02(c)
Transfer Taxes	Section 8.02(g)
Transferred Employees	Section 9.01
Vehicles	Section 2.02(l)
Warranty Breach	Section 11.02(a)(i)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections,

Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, Seller agrees to, and to cause its Subsidiaries to, sell to Buyer, and Buyer agrees to purchase from Seller and its Subsidiaries, the Shares at the Closing.  The parties agree that (a) the assets and liabilities of the Purchased Subsidiaries are included in the definitions of Purchased Assets and Assumed Liabilities in Section 2.02 or Section 2.04, respectively below (other than those constituting Excluded Assets or Excluded Liabilities under Section 2.03 or Section 2.05, respectively, below) for convenience in reference and application of the provisions this Agreement, but that (b) notwithstanding anything to the contrary set forth herein or in any other Transaction Document, those Purchased Assets and Assumed Liabilities the right, title and interest in or to and/or under which are held by a Purchased Subsidiary prior to the Closing shall remain in the Purchased Subsidiaries and not be assigned or transferred to Buyer or its designee at the Closing (unless otherwise explicitly requested by Buyer), and Buyer shall receive the full benefit and burden of such Purchased Assets and Assumed Liabilities indirectly through its acquisition of the Shares.

Section 2.02.  Purchase and Sale of the Purchased Assets.  Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and its Subsidiaries and Seller agrees to, and to cause its Subsidiaries to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of any Liens, other than Permitted Liens, all of Seller’s and its Subsidiaries’ right, title and interest in, to and under the assets, properties and business, of every kind and description, owned, held or used solely in the conduct of the Business by Seller or any of its Subsidiaries (or otherwise identified in items (a) through (o) below) as the same shall exist on the Closing Date (except for the Excluded Assets) or otherwise described in Section 2.02 of the Disclosure Schedule (the “Purchased Assets”).  Purchased Assets include all right, title and interest of Seller and its Subsidiaries in, to and under the following (but excluding any Excluded Assets):

(a)           all current assets of the Business, including Operating Cash;

(b)           the Real Property, together with all buildings, fixtures and improvements erected thereon, and water rights, easement rights, rights-of-way and other rights appurtenant thereto, at each of the Casinos, in each case located at the address set forth on Section 2.2(b) of the Disclosure Schedule;

(c)           all personal property and interests therein located at the Real Property, including, without limitation, all slots, video poker, video keno, wheel of fortune and other video gaming devices, slot stands, black jack tables, Caribbean Stud tables, roulette tables, crap tables, poker tables, keno, coin counting and wrapping equipment, and all other gaming devices (as defined in NRS Section 463.0155), cashless wagering systems (as defined in NRS Section 463.014), mobile gaming systems (as defined in NGC Regulations 14.010(ii)) and associated equipment (as defined in NRS Section 463.0136) and all other gaming equipment and paraphernalia;

(d)           all Consumables and other supplies and spare parts and other inventories, including food and beverages, and maintenance and housekeeping supplies of the Business located at the Real Property;

(e)           all rights under all contracts, agreements, leases, licenses, commitments, water or will serve agreements, utility service agreements, sales and purchase orders and other instruments applicable to the Business (collectively, the “Contracts”), including those set forth on Section 2.2(e) of the Disclosure Schedule;

(f)            all Bookings, trade accounts receivable and the receivables to the extent relating to the Business, regardless of when earned;

(g)           all prepaid assets and deposits to the extent relating to the Business regardless of when earned;

(h)           the Business Intellectual Property Rights, including the Intellectual Property Rights set forth on Section 2.2(h) of the Disclosure Schedule;

(i)            an electronic database prepared at Seller’s expense by International Game Technology which shall include a copy, on a non-exclusive basis, of (A) the players’ club lists and related customer demographic and historical play information at any Seller properties for all Business Customers, as and to the extent maintained in Seller’s or its Affiliate’s player’s club database, and (B) the players’ club lists and related customer demographic and historical play information at the Business for the twenty-four (24)-month period prior to the Closing for all Lesser Business Customers, as and to the extent maintained in Seller’s or its Affiliate’s player’s club database;

(j)            copies on a non-exclusive basis of all books, records, files and papers, including customer databases, in the same format the Seller and its Subsidiaries maintain the same in the course of operating the Business, including any information relating to any Tax imposed on the Purchased Assets (it being understood that Seller will be retaining its own set of the same);

(k)           copies of all employment and personnel records for the Transferred Employees with respect to periods prior to the Closing, other than to the extent that the transfer of such to Buyer at Closing is prohibited by Applicable Law;

(l)            all motor vehicles owned or leased by Seller or its Affiliates and used or held for use in the conduct of the Business and listed in Section 2.02(l) of the Disclosure Schedule (the “Vehicles”);

(m)          all transferable licenses, permits or other authorizations of a Governmental Authority;

(n)           all rights, titles and assets of the Employee Plans set forth on Section 2.02(n) of the Disclosure Schedules (“Assumed Plans”); and

(o)           all gaming chips and tokens, including, without limitation, all (i) gaming device tokens not currently in circulation and (ii) “reserve” chips, if any, not currently in circulation.

Section 2.03.  Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller and its Subsidiaries (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)           all of Seller’s and its Subsidiaries’ cash and cash equivalents on hand and in banks (other than the Operating Cash of the Business);

(b)           insurance policies and all claims, credits, causes of action or rights thereunder except as otherwise provided in Section 7.08 hereof;

(c)           all Intellectual Property Rights (other than the Business Intellectual Property Rights), including the marks and names set forth in Section 2.03 of the Disclosure Schedule (the “Seller Trademarks and Tradenames”), computer software licensed to Seller on an enterprise basis, and computer hardware used by Seller or any of its Subsidiaries (including, all such software and hardware utilized by Seller or any of its Subsidiaries to operate its corporate office or other casino properties), other than computer hardware used solely in the conduct of the Business by Seller or any of its Subsidiaries as the same shall exist on the Closing Date;

(d)           all players’ club lists and related customer information for all players’ club members of the Business (including the Business Customers), other than the non-exclusive copy provided to Buyer under Section 2.02(i);

(e)           (i) a copy of all books, records, files and papers, whether in hard copy or computer format, with respect to periods prior to the Closing, including those prepared in connection with this Agreement or the transactions contemplated hereby, and (ii) all minute books and corporate records of Seller and its Subsidiaries;

(f)            all rights of Seller or any of its Subsidiaries arising under the Transaction Documents or the transactions contemplated thereby;

(g)           all Purchased Assets sold or otherwise disposed of in the ordinary course of business and in compliance with the terms of this Agreement during the period from the date hereof until the Closing Date;

(h)           all claims for and rights to receive Tax refunds with respect to the Purchased Assets or the Business for Pre-Closing Tax Periods;

(i)            all rights, titles and assets of the Employee Plans other than the Assumed Plans and all employment and personnel records for the Business Employees with respect to periods prior to the Closing;

(j)            all membership interests in California Prospectors, Ltd., held by the Purchased Subsidiaries, and

(k)           the property and assets described in Section 2.03(k) of the Disclosure Schedule.

Section 2.04.  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following debts, obligations, contracts and liabilities of Seller or the Designated Seller Affiliates or Purchased Subsidiaries relating to or arising out of the Purchased Assets or the conduct of the Business, except for the Excluded Liabilities (the “Assumed Liabilities”):

(a)           all liabilities set forth on the Financial Statements and all current liabilities incurred thereafter in the ordinary course of business or other liabilities incurred after the date of this Agreement to which Buyer has consented under Section 5.01, in each case to the extent not satisfied prior to the Closing Date;

(b)           all liabilities and obligations of Seller or any of its Subsidiaries arising under the Contracts;

(c)           all liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 8;

(d)           all liabilities for the club points and earned comps of Business Customers;

(e)           all liabilities, obligations and commitments relating to the Transferred Employees’ employment with Buyer or its Subsidiaries during the period after the Closing Date or, if later, the date such individual becomes a Transferred Employee, other than any such liabilities, obligations and commitments expressly retained by Seller pursuant to Article 9; and

(f)            all liabilities, obligations and commitments relating to the Assumed Plans, including accrued paid time off obligations with respect to the Transferred Employees to the extent reflected as a liability in Closing Working Capital.

Buyer’s obligations under this Section 2.04 shall not be subject to offset or reduction, whether by reason of any actual or alleged breach of any representation, warranty or covenant contained in the Transaction Documents or any other agreement or document delivered in connection herewith or therewith or any right to indemnification hereunder or otherwise; provided that nothing in this paragraph will adversely affect any right of Buyer to exercise any right set forth hereunder or to recover Damages in connection therewith.

Section 2.05.  Excluded Liabilities.  Buyer is assuming only the Assumed Liabilities from Seller and its Subsidiaries and is not assuming (or otherwise directly or indirectly acquiring through the purchase of the Shares) any other liability or obligation of Seller or any of its Subsidiaries of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations (other than any such liabilities expressly assumed by Buyer in Section 2.04) shall be retained by and remain obligations and liabilities of Seller or its Retained Subsidiaries, as applicable (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), including the following:

(a)           all liabilities and obligations to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any Retained Business;

(b)           all liabilities and obligations to the extent arising out of or relating to any Excluded Asset;

(c)           all liabilities, obligations and commitments in respect of Taxes other than those liabilities, obligations and commitments assumed by Buyer or for which Buyer is otherwise responsible pursuant to Article 8;

(d)           all liabilities, obligations and commitments relating to current or former employees of Seller or any of its Subsidiaries other than the Business Employees, and all liabilities, obligations and commitments relating to current or former Business Employees that are expressly retained by Seller pursuant to Article 9 or are not otherwise assumed by Buyer under Section 2.4;

(e)           all Indebtedness;

(f)            all liabilities for the club points and earned comps of player’s club members of the Business other than Business Customers;

(g)           all liabilities, obligations and commitments relating to Employee Plans other than the Assumed Plans;

(h)           all obligations to any broker, finder or agent for any investment banking or brokerage fees, finders fees or commission relating to the transactions contemplated by this Agreement and any other fees and expenses for which Seller is responsible pursuant to Section 13.03; and

(i)            all other liabilities, obligations and commitments other than the Assumed Liabilities.

Section 2.06.  (a) Prior to the Closing, Seller shall cause:

(i)         each Purchased Subsidiary to convey, transfer, assign and deliver to Seller or a Retained Subsidiary all of such Purchased Subsidiary’s right, title and interest in, to and under the assets, properties and business, of every kind and description, that are not Purchased Assets.  All of the assets, properties and business so conveyed, transferred, assigned and delivered shall be deemed to be Excluded Assets for all purposes of this Agreement; and

(ii)        all debts, obligations, contracts and liabilities of each Purchased Subsidiary of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) that are not Assumed Liabilities, to be assumed by Seller or a Retained Subsidiary.  All of the debts, obligations, contracts and liabilities so assumed shall be deemed to be Excluded Liabilities for all purposes of this Agreement.

(b)       Without limiting Seller’s obligations under such section, if the transactions contemplated by Section 2.06(a) (the “Restructuring”) are not completed on or prior to the Closing Date, then (i) the Closing shall nonetheless be consummated, but the Purchased Subsidiaries with respect to which the Restructuring has not been completed shall be retained by Seller and the Shares of such Purchased Subsidiaries shall not be transferred to Buyer at the Closing, (ii) Seller shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to complete the Restructuring with respect to each such Purchased Subsidiary as soon as reasonably practicable following the Closing Date and Seller shall thereafter promptly transfer the Shares of such Purchased Subsidiary to Buyer (in the manner contemplated by Section 2.09(d)) without the payment by Buyer of any additional consideration therefor, (iii) Buyer shall receive the benefits and bear the burdens of ownership of the Business to the extent conducted by each such Purchased Subsidiary from and including the Closing Date to and including the date on which the Shares of such Purchased Subsidiary are so transferred to Buyer and (iv) Seller and Buyer shall cooperate in a mutually agreeable manner and enter into such amendments to the Transaction Document and additional agreements as may be reasonably necessary so as to implement the foregoing.

Section 2.07.  Limitation on Assignment of Purchased Assets.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder.  If such consent is not obtained or such other action is not taken, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.08.  Purchase Price; Estimated Purchase Price; Allocation of Purchase Price.

(a)       For purposes of this Agreement, the “Purchase Price” means an amount, determined in accordance with the Applicable Accounting Principles, equal to: (i) $19,180,000.00; plus (ii) the amount (if any) by which Closing Cash exceeds Target Cash; minus (iii) the amount (if any) by which Target Cash exceeds Closing Cash; plus (iv) the amount (if any) by which Closing Working Capital exceeds Target Working Capital; minus (v) the amount (if any) by which Target Working Capital exceeds Closing Working Capital; plus (vi) the amount (if any) of the EBITDA Excess Adjustment; minus (vii) the amount (if any) EBITDA Shortfall Adjustment; minus (viii) the Deferred Maintenance Credit.  The

Purchase Price shall be paid as provided in Section 2.09 and shall be subject to adjustment as provided in Section 2.11.

(b)       Not less than five Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer an estimate of the Purchase Price (the “Estimated Purchase Price”), including all components thereof, in each case as determined by Seller in good faith in accordance with the Applicable Accounting Principles.

(c)       Buyer and Seller agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities and all other relevant items among the Purchased Assets (including assets within the Purchased Subsidiaries) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Principles”).  No later than 60 days after the Closing Date, Seller shall deliver to Buyer an allocation of the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”); provided that the parties acknowledge and agree that certain aspects of the Purchase Price Allocation, principally relating to real estate assets being transferred for which values will need to be reported upon transfer at the Closing, will be mutually agreed upon at or before the Closing, which values will later be incorporated into the Purchase Price Allocation consistent with their determination as of the Closing.  Buyer shall have 30 days from receipt of the Purchase Price Allocation to notify Seller if it objects to any part of the allocation.  If Buyer notifies Seller that it objects to any part of the allocation, Seller and Buyer shall use good faith efforts to resolve such dispute.  If any dispute regarding the Allocation remains unresolved after one hundred twenty (120) days after the Closing Date, then such disagreement shall be immediately submitted to Ernst & Young (the “Accounting Referee”), which shall be instructed to resolve such disagreement within thirty (30) days after such disagreement is submitted to it for resolution and shall notify Buyer and Seller in writing of its resolution.  The Accounting Referee’s resolution of the disagreement shall be final and binding on Buyer and Seller.  The Parties agree to act in accordance with the computations and allocations as determined pursuant to this section in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by Applicable Law.

(d)       If an adjustment is made with respect to the Purchase Price pursuant to Section 2.11, the Allocation Statement shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by Buyer and Seller.  In the event that an agreement is not reached within 20 days after the determination of Final Working Capital, any disputed items shall be resolved in the manner described in Section 2.08(c).  Buyer and Seller agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the Allocation Statement as adjusted in the manner described in Section 2.08(c).

Section 2.09.  Closing.  The closing (the “Closing”) of the purchase and sale of the Shares and the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Holland & Hart LLP, 5441 Kietzke Lane, Second Floor, Reno, NV 89511, as soon as possible, but in no event later than five Business Days, after satisfaction (or, to the extent permitted by Applicable Law, waiver) of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Applicable Law, waiver of those conditions), or at such other time or place as Buyer and Seller may agree.  At the Closing:

(a)           Buyer shall deliver to Seller an amount equal to (i) the Estimated Purchase Price minus (ii) the Deposit, in immediately available funds by wire transfer to an account or accounts designated in writing by Seller to Buyer prior to the Closing Date;

(b)           Buyer and Seller shall jointly instruct the Deposit Escrow Agent to deliver the Deposit to Seller in immediately available funds by wire transfer to an account or accounts designated in writing by Seller to Buyer prior to the Closing Date;

(c)           Seller and Buyer shall enter into the Transaction Documents (other than this Agreement);

(d)           Seller shall, or shall cause its Subsidiaries to, deliver to Buyer certificates for the Shares duly endorsed or accompanied by membership interest powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(e)           Seller shall, or shall cause its Subsidiaries to, deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment and certificates as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities (except as otherwise provided for in Section 2.01 above); and

(f)            Seller shall cause the Title Company to deliver to Buyer the Title Policy for each of the Casinos, each of which shall be in a dollar amount equal to the face amount of the allocated Purchase Price pursuant to Section 2.08(c) hereof, dated as of the date of Closing insuring title or each leasehold interest comprising the Purchased Assets, as appropriate, as vested in Buyer or it’s designated Subsidiary.

Section 2.10.  Closing Statement. (a) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller a closing statement (the “Closing Statement”) prepared in accordance with the Applicable Accounting Principles and setting forth Buyer’s calculation of Closing Cash, Closing Working Capital, the EBITDA Adjustment, and the resulting Purchase Price.

(b)       If Seller disagrees with Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.10(a), Seller may, within 20 days after delivery of the documents referred to in Section 2.10(a), deliver a notice to Seller disagreeing with such calculation and which specifies Seller’s calculation of such amount and, in reasonable detail, Seller’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees (each, a “Disputed Item”), and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Purchase Price delivered pursuant to Section 2.10(a).

(c)       If a notice of disagreement shall be duly delivered pursuant to Section 2.10(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the Disputed Items or amounts in order to determine the Purchase Price.  If Buyer and Seller are unable to reach such agreement during such period, they shall promptly thereafter jointly retain the Accounting Referee and cause such Accounting Referee promptly to review this Agreement and the Disputed Items for the purpose of calculating the Purchase Price.  In making such calculation, such Accounting Referee shall consider only the Disputed Items, and the determination of such Accounting Referee with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Seller’s calculation delivered pursuant to Section 2.10(a), on the one hand, and Buyer’s calculation delivered pursuant to Section 2.10(b), on the other hand.  Such Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The fees, expenses and costs of the Accounting Referee shall be borne in the same proportion as the aggregate amount of the Disputed Items that is unsuccessfully disputed by each (as determined by the Accounting Referee) bears to the total amount of the Disputed Items submitted to the Accounting Referee.

(d)       Buyer and Seller agree that they will cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.10, including by making available to the extent necessary books, records, work papers and personnel.

Section 2.11.  Adjustment of Purchase Price.

(a)       If Estimated Purchase Price exceeds the Final Purchase Price, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.11(b), the amount of such excess.  If Final

Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.11(b), the amount of such excess.  “Final Purchase Price” means the Purchase Price (i) as shown in Seller’s calculation delivered pursuant to Section 2.10(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.10(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.10(c) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.10(c); provided that in no event shall the Final Purchase Price be more than Seller’s calculation of the Final Purchase Price delivered pursuant to Section 2.10(a) or less than Buyer’s calculation of the Final Purchase Price delivered pursuant to Section 2.10(b).

(b)       Any payment pursuant to Section 2.11(a) shall be made at a mutually convenient time and place within 10 days after the Final Purchase Price has been determined, by delivery by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to such account or accounts of such other party as may be designated by such other party.  The amount of any payment to be made pursuant to this Section 2.11 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in The Wall Street Journal in effect as of the Closing Date.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement as set forth below.  For expediency, Seller agrees that all references to “Seller” in this Article 3 will be deemed to represent Seller and each of the Designated Seller Affiliates as if separately stated.

Section 3.01.  Corporate Existence and Power; Purchased Subsidiaries.

(a)       Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(b)       Each Purchased Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c)       All of the Shares are owned beneficially and of record by Seller and its Subsidiaries, free and clear of any Lien, and Seller or its Subsidiaries, as applicable, will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.  There are no outstanding (i) securities of Seller or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Purchased Subsidiary or (ii) options or other rights to acquire from Seller or any Purchased Subsidiary, or other obligation of Seller or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Purchased Subsidiary (the items in clauses 3.01(c)(i) and 3.01(c)(ii) being referred to collectively as the “Purchased Subsidiary Securities”).  There are no outstanding obligations of Seller or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Purchased Subsidiary Securities.

Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within Seller’s limited liability company powers and have been duly authorized by all necessary action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller.  Each other Transaction Document will be duly and validly executed by Seller at or prior to the Closing and, upon such execution and delivery by Seller and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of Seller.

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Gaming Approvals, (ii) compliance with the regulatory requirements set forth in Section 3.05 of the Disclosure Schedule; and (iii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Seller to perform its obligations hereunder.

Section 3.04.  Noncontravention.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of formation or operating agreement (or similar organizational documents) of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, except for any such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens.

Section 3.05.  Required Consents.  Section 3.05 of the Disclosure Schedule sets forth each material agreement or other material instrument binding upon Seller or its Subsidiaries requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement (the “Required Consents”).

Section 3.06.  Utility Contracts. All water, sewer, natural gas, electricity, telephone and other utilities necessary to serve each Casino are supplied by public agencies and public or private utilities and are presently available with sufficient capacity for the operation of each Casino.  Seller has not received any written notice of any potential stoppage or interruption of any of the utility services described in this Section.

Section 3.07.  Financial Statements.  The unaudited carve-out balance sheet of the Business as of June 30, 2012 (the “Financial Statements Date”) and the related unaudited statements of income of the Business as of July 31, 2012 are set forth in Section 3.07 of the Disclosure Schedule (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied (except that the Financial Statements (i) do not contain the footnotes required by GAAP and (ii) have been prepared for each of the Casinos consistent with the methodology used in preparation of the annual unaudited supplemental combining schedules in accordance with Nevada Gaming Commission Regulation 6.080) and fairly present in all material respects the financial condition of the Business as of the date thereof.

Section 3.08.  Absence of Certain Changes.  Except (i) in connection with the transactions contemplated by this Agreement, and (ii) for those matters set forth on Section 3.08 of the Disclosure Schedule, since the Financial Statements Date, (a) the Business has been conducted in the ordinary course consistent with Seller’s past practice, (b) there has not been any change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, and (c) Seller has not taken any action, which if taken without the consent of Buyer after the date hereof, would be prohibited under Section 5.01.

Section 3.09.  Material Contracts.  (a)  Except as set forth on Section 3.09 of the Disclosure Schedule, with respect to the Business, neither Seller nor any of its Subsidiaries are party to or bound by:

(i)            any lease (whether of real or personal property) requiring (A) annual rentals of $25,000 or more or (B) aggregate payments by Seller and its Subsidiaries of $25,000 or more, in the case of each of clauses (A) and (B) that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

(ii)           any agreement for the purchase of materials, supplies, goods, services, equipment or other assets requiring for either (A) annual payments by Seller or any of its Subsidiaries of $25,000 or more or (B) aggregate payments by Seller or any of its Subsidiaries of $25,000 or more, in each case that cannot be terminated on not more than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;

(iii)          any sales, distribution or other similar agreement providing for the sale by Seller or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that requires annual payments to Seller or any of its Subsidiaries of $25,000 or more;

(iv)          any material partnership, joint venture, license, participation or other similar agreement or arrangement (other than licenses to commercially available off-the-shelf software);

(v)           any agreement relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)          any lease of Real Property or personal property; or

(vii)         any material agreement with or for the benefit of any Affiliate of Seller that will not be terminated at or prior to the Closing without creation of any liability that would be an Assumed Liability.

(b)           Each of the Contracts identified on Section 3.09(a) of the Disclosure Schedule (the “Material Contracts”) has been provided or made available (in an electronic data room to which Buyer has access) to Buyer and is in full force and effect and is the legal, valid and binding obligation of the Seller or the applicable Subsidiary of Seller that is a party thereto, enforceable against such party in accordance with such its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  Seller and each applicable Subsidiary of Seller is in compliance with and has performed, in all material respects all obligations required to be performed by it in connection with each such Material Contract.  Since the Emergence Date, neither the Seller nor any Subsidiary of Seller has received any written notice or claim (or, to the knowledge of Seller, any oral notice or claim) that it has breached, violated or defaulted in any material respect under any of the terms or conditions of any Material Contract, that remains pending or unresolved, and there exists no material breach, material violation, default or event of default under any Material Contract, nor, to Seller’s knowledge, any event, occurrence, condition or act, with respect to the Seller, any Subsidiary of Seller or any other contracting party, which with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a material breach, default or event of default under any Material Contract.

(c)           There is no outstanding written notice (or, to the knowledge of Seller, any oral notice) of acceleration, cancellation or termination in connection with any Material Contract and neither the Seller nor any Subsidiary of Seller, nor to Seller’s knowledge, any other party currently contemplates any acceleration, termination or amendment of any Material Contract outside the ordinary course of the Business.

(d)           Neither Seller nor any Subsidiary of Seller has a material payment dispute with any third party under any Material Contract.

(f)            Except with respect to Required Consents, the execution, delivery and performance by Seller and its Subsidiaries of this Agreement and the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (ii) give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, any Material Contract.

Section 3.10.  Litigation.  As of the date of this Agreement, there is no action, suit, investigation or proceeding currently pending against, or to the knowledge of Seller, currently threatened against or affecting, the Business before any arbitrator or any Governmental Authority, except for such actions, suits, investigations or proceedings as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11.  Compliance with Laws and Court Orders.  Neither Seller nor any of its Subsidiaries is (or since the Emergence Date has been) in material violation of any material Applicable Law relating to the conduct of the Business.

Section 3.12.  Properties; Liens.  (a) Section 3.12 of the Disclosure Schedule correctly describes all real property used or held for use by the Business which Seller or any of its Subsidiaries owns, leases, operates or subleases (the “Real Property”).

(b)           Seller or a Subsidiary of Seller, as the case may be, has good title to, or in the case of any leased Real Property or personal property has valid leasehold interests in, all Purchased Assets, except where the failure to have such good title or valid leasehold interests as to certain personal property assets would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to operate the Business immediately following the Closing.  This Section 3.12(b) shall not apply with respect to Intellectual Property Rights, which are addressed in Section 3.13.

(c)           No Purchased Asset is subject to any Lien, except for:

(i)       Liens disclosed in Section 3.12 of the Disclosure Schedule;

(ii)      Liens disclosed on the Financial Statements or notes thereto or securing liabilities reflected on the Financial Statements or notes thereto;

(iii)     Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(iv)     mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet delinquent or are being contested in good faith;

(v)      zoning, building codes and other land use laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority, excluding provisions or changes thereto requested or consented to by the Seller or its Affliate after the date hereof;

(vi)     Liens for financing secured by any Real Property that will be paid off at Closing, and those Liens for financing that are Assumed Liabilities;

(vii)    Easements, covenants, conditions, restrictions and other similar matters affecting title to Real Property and other title defects that do not or would not materially impair the use or occupancy of any Real Property in the operation of the Business taken as a whole;

(viii)   Liens incurred by the lessor of any Real Property leased by Seller or any of its Subsidiaries not otherwise prohibited by the lease for such Real Property, which liens, if incurred after the date of this Agreement with the consent of Seller or its Affiliate, will have been consented to by Buyer in its discretion in writing and in advance of imposition;

(ix)     Liens incurred in the ordinary course of business since the Emergence Date; or

(x)      other Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (clauses (i) - (x) of this Section 3.12(c) as to personal property assets, and clauses (i), (iii), and (v) of this Section 3.12(c) as to real property assets, are, collectively, the “Permitted Liens”).

(d)       Non Foreign Person.  Neither Seller nor any Designated Seller Affiliate is a “foreign person” as defined in Section 1445 of the Code and any related regulations.

(e)       Leases.  The Leases which shall be delivered to Buyer shall be true and correct; no rents due under any of the Leases shall have been assigned,

hypothecated or encumbered by Seller or its Subsidiaries; and no tenant is entitled to any rebates, rent concessions or free rent granted by Seller or its Subsidiaries except as shown on Schedule 3.12(e) of the Disclosure Schedule.

(f)        Assessments for Future Improvements.  Neither Seller nor any of its Subsidiaries has been notified of any possible future improvements by any public authority, any part of the cost of which might be assessed against any part of the Casinos.

Section 3.13.  Intellectual Property. (a) Section 3.13(a) of the Disclosure Schedule contains a list of all registrations and applications for registration owned by Seller and included in the Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”).

(b)       Seller or a Subsidiary of Seller owns or has the right to use the Business Registered Intellectual Property Rights and, to the knowledge of Seller, owns or has the right to use all other Business Intellectual Property Rights, and no proceedings have been instituted since the Emergence Date, are pending or, to the knowledge of Seller, threatened, against Seller or any Affiliate of Seller which challenges any rights in respect of any of the Business Intellectual Property Rights or the validity thereof (other than office actions issued in the ordinary course of prosecution of any pending patent applications or applications for registration of other Intellectual Property Rights).

(c)       No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement arising following the Emergence Date that restricts the use thereof by Seller with respect to the Business or that restricts the licensing thereof by Seller to any third party, except for Contracts identified on Section 3.09 of the Disclosure Schedule.  To the knowledge of Seller, all registrations with and applications to Governmental Authorities in respect of the Business Registered Intellectual Property Rights are valid and in full force and effect, provided that Seller make no warranty that any pending registration or application shall ultimately result in an issued Business Registered Intellectual Property Right.

(d)       Since the Emergence Date, Seller and its Subsidiaries have used commercially reasonable security measures to protect the secrecy, confidentiality and value of its or their material trade secrets that constitute Business Intellectual Property Rights.

(e)       To the knowledge of Seller, no material Business Intellectual Property Right is being infringed by any other Person.  Since the Emergence Date, neither Seller nor any Seller Affiliate have received written notice, and no suit is currently pending, or to the Seller’s knowledge threatened, against Seller or any Seller Affiliate alleging, that Seller or a Seller Affiliate is infringing any Intellectual Property Right of any other Person in connection with Seller’s or such Affiliate’s conduct of the Business. To the knowledge of Seller, Seller is not infringing any Intellectual Property Right of any other Person in connection with Seller’s conduct of the Business.

Section 3.14.  Sufficiency of Purchased Assets.  The Purchased Assets constitute all of the properties and assets used or held for use in the Business by Seller or any of its Subsidiaries except for the Excluded Assets, and, together with the services, occupancy and other rights to be provided to Buyer pursuant to the Transition Services Agreement, are adequate in all material respects to conduct the Business as currently conducted by Seller and its Subsidiaries (other than with respect to the Excluded Assets).

Section 3.15.  Permits.  Seller and its Subsidiaries possess all material permits, approvals, orders authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority necessary for the operation of the Business as currently conducted as of the date of this Agreement.

Section 3.16.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Documents.

Section 3.17.  Employee Benefit Plans.  (a) Seller has made available to Buyer copies of each Assumed Plan.

(b)       None of the Employee Plans is subject to Title IV of ERISA or is a multiemployer plan as defined in Section 3(37) of ERISA, and the Business has no liability with respect to any employee benefit plan subject to Title IV of ERISA.  No Employee Plan provides post-retirement or post-employment medical or health benefits to Business Employees, except as required by ERISA or the Code.

(c)       Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype plan document which is the subject of a favorable opinion letter form the Internal Revenue Service.  Each Assumed Plan has been maintained in compliance with its terms and all Applicable Law in all material respects.

(d)       The consummation of the transactions contemplated by this Agreement will not (either alone or together with a termination of employment) entitle any Transferred Employee to severance, change of control or similar pay or benefits payable by Buyer.

(e)       There are no pending or, to the knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against Seller or its Subsidiaries in connection with any Assumed Plan, and, to the knowledge of Seller, no set of circumstances exists which would reasonably give rise to a claim or lawsuit, against any Assumed Plan (or any other Employee Plan with respect to which Buyer could reasonably be expected to have successor liability by Applicable Law notwithstanding the terms of this Agreement) which would reasonably be expected to result in any material liability to Buyer.

Section 3.18.  Environmental Compliance.  Except as set forth on Section 3.18 of the Disclosure Schedule:

(a)           (i) no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries since the Emergence Date, or, to the Seller’s Knowledge, prior to such date, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened against Seller or any of its Subsidiaries as of the date of this Agreement, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law and relate to the Purchased Assets; and

(b)           Seller has complied with all applicable Environmental Law (as in effect on the date this representation is made) since the Emergence Date and, to the Seller’s Knowledge, prior to such date, and has obtained or caused to be obtained all permits required by Environmental Law for the Seller’s operation of the Purchased Assets to comply with all applicable Environmental Laws (as in effect on the date this representation is made) and Seller and its Subsidiaries are in compliance with the terms of such permits as of the date of this Agreement.

(c)           to Seller’s knowledge, there are no Hazardous Materials present on the Real Property other than in compliance with Environmental Laws, and since the Emergence Date or, to the Seller’s Knowledge, prior to such date, there has not been any release or discharge of Hazardous Materials in, upon, on or below any portion of the Real Property, including, but not limited to, soils and groundwater in and around the Real Property.

(d)           to Seller’s knowledge, Business is not be in violation in any material respect of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Real Property, including, but not limited to, soil and groundwater conditions.  Neither Seller nor its Subsidiaries has received any written notice of any, and to Seller’s knowledge there is no, proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Real Property or the migration thereof from or to other property.

Section 3.19.  Complimentaries.  Seller is not committed to any complimentary arrangement for food, beverage, room or other credits for any guest or client of the Business, other than as entered into in the ordinary course of business or as set forth in Section 3.19 of the Disclosure Schedule.

Section 3.20.  Labor Relations.  (a) As of the date of this Agreement, there is not in existence, nor has there been since the Emergence Date, any pending or, to the knowledge of Seller, threatened: (i) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other material dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining, in each case, with respect to Business Employees; (ii) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation of Business Employees; or (iii) arbitration, administrative hearing, formal claim of unfair labor practice, other union- or labor organization-related action or other formal claim, involving any Business Employees.

(b)       As of the date hereof and since the Emergence Date, (i) none of the Seller or its Subsidiaries, is or has been, a party to or bound by any collective bargaining agreement applicable to the Business or the Business Employees; and (ii) none of the Business Employees are subject to or covered by any collective bargaining agreement or arbitration award with a labor organization, or are represented by any labor organization.

(c)       Seller and its Subsidiaries are in compliance in all material respects with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes applicable to the Business, and (ii) obligations under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding with respect to any Business Employee.

(d)       Each Business Employee is and since the Emergence Date was properly classified as exempt or non-exempt in accordance with applicable overtime Applicable Laws, and no Persons treated by Seller or its Subsidiaries as an independent contractor or consultant to the Business should have been properly classified as an employee of or in respect of Seller or its Subsidiaries under Applicable Law.

Section 3.21  Inventory and Receivables.  (a) All inventory of the Business is suitable for use or sale in the ordinary and usual course of business (including remaining available shelf life for all expiry dated products) and in material compliance with Applicable Laws, other than to the extent of the Company’s inventory reserve set forth on the Financial Statements.  Section 3.21(a) of the Disclosure Schedule sets forth a schedule of inventory (including consignment inventory) by unit and location as of July 31, 2012, prepared based upon Seller’s records without the conduct of a physical inventory count, all of which inventory is owned by Seller free and clear of any Liens other than Permitted Liens.

(b)       All accounts receivable of the Business are valid and constitute the genuine obligations of customers or purchasers of products or services based on bona fide sales in the ordinary course of business.  To Seller’s knowledge, there are no valid defenses to payment or collection of such accounts receivable.  Section 3.21(b) of the Disclosure Schedule includes an aging of such accounts receivable as of July 31, 2012.

Section 3.22  Vehicles.  Section 2.02(l) of the Disclosure Schedule contains a true and complete list of all motor vehicles owned or leased by Seller or its Affiliates and used or held for use in the conduct of the Business.  Seller or the Designated Seller Affiliates has good and valid title to, or has valid leasehold interests in or valid rights to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing that, other than as set forth in Buyer’s Disclosure Schedule:

Section 4.01.  Corporate Existence and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer.  Each other Transaction Document will be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer and the due and valid execution and delivery of such Transaction Document by each other party thereto, will constitute a valid and binding agreement of Buyer.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with each of the matters set forth on Section 4.03 of Buyer’s Disclosure Schedule.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the certificate of formation or operating agreement (or similar governing documents) of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer.

Section 4.05. Financing.  Buyer has sufficient cash or will have, prior to the Closing, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it under the Transaction Documents.

Section 4.06.  Litigation.  There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which, if adversely determined, could reasonably be expected to adversely affect Buyer’s ability to perform hereunder.

Section 4.07.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with Buyer’s purchase of the Purchased Assets under this Agreement.

Section 4.08.  Inspections; No Other Representations.  Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Buyer acknowledges that Seller has given Buyer access to the key employees, documents and facilities of the Business.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Purchased Assets and the Business in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

Section 4.09.  Gaming Approvals.  Buyer further represents and warrants that Buyer has no knowledge of any circumstances that would prevent Buyer from obtaining approval of its Gaming Approvals.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01.  Conduct of the Business.  (a) From the date hereof until the Closing Date, except as set forth on Section 5.01 of the Disclosure Schedule or as contemplated by any of the Transaction Documents, Seller shall (i) conduct and cause to be conducted the Business in the ordinary course consistent with Seller’s past practice, (ii) use and cause its Affiliate to use their respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and maintain the goodwill thereof, (iii) use and cause its Affiliate to use their respective commercially reasonable efforts to keep available the services of the current Business Employees, (iv) use and cause its Affiliates to use commercially reasonable efforts to conduct the Business so that at the Closing (A) no covenant or agreement of Seller or its Subsidiaries will be materially breached, and (B) no condition of the Agreement will remain materially unfulfilled by reason of the actions or omissions of Seller or its Subsidiaries.

(b)       Unless otherwise provided for herein or previously approved in writing by Purchaser, from the date hereof until the Closing, Seller will not, and will not permit the Designated Seller Affiliates or Purchased Subsidiaries to:

(i)            make or authorize any capital commitment, capital expenditure or capital lease which is in excess of $10,000 individually or $50,000 in the aggregate, other than capital expenditures or commitments contemplated by the Capital Expenditure Budget or Section 5.07 below;

(ii)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than to the extent that such adoption or consummation would not cause Seller to be unable to fulfill its obligations hereunder;

(iii)          take any action to change in any material respect its accounting policies or practices applicable to the Business (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable, writing up or down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner, or materially reducing any of its reserves), except for changes required by GAAP or Applicable Law;

(iv)          enter into or permit to be renewed any employment agreement or increase the compensation or benefits (including any acceleration of the vesting or waiver of conditions applicable to any such benefits) payable or to become payable to Business Employees (other than annual raises in the ordinary course of the Business which do not exceed 5% of total Business payroll expense in the aggregate), grant any severance, retention or termination pay to, or enter into any severance agreement with any Business Employee, or establish, adopt, enter into or amend any collective bargaining, bonus, compensation or other Employee Plan, agreement, trust, fund, policy or arrangement for the benefit of any Business Employee, except that Seller may make any amendments to Employee Plans existing on the date hereof to the extent necessary to maintain their compliance with applicable laws;

(v)           other than with respect to Permitted Liens, sell, lease, license or sublicense, encumber (including by the grant of any option thereon), assign, pledge or otherwise dispose of any (A) gaming devices (except to the extent replaced by newly acquired gaming devices), (B) Vehicles or (C) any other Purchased Assets having a value of $5,000 or more, or any interest in such Purchased Assets, except inventory and other Consumables in the ordinary course of business or pursuant to existing contracts or commitments described in the Disclosure Schedule;

(vi)          enter into any Contract or other agreement that limits or will limit the ability of Buyer or the Business to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(vii)         enter into any Contract other than in the ordinary course of Business, except as necessary to carry out Seller’s obligations hereunder, or amend, modify or waive any material right under or amend or modify any material term of any Contract (including the Real Property leases);

(viii)        fail to maintain in full force and effect insurance coverage substantially similar to the insurance coverage maintained as of the Financial Statement Date;

(ix)          settle or waive any material claims or rights relating to the Business, or any claims arising out of or in connection with any of the transactions contemplated by this Agreement;

(x)           permit to lapse any material Permit applicable to the Business;

(xi)          fail to maintain the facilities, machinery and equipment of the Business in no worse than their operating condition and repair as of the date of this Agreement, subject only to ordinary wear and tear; or

(xii)         agree or commit to do any of the foregoing.

Section 5.02.  Access to Information.  (a) From the date hereof until the Closing Date, Seller will (i) give Buyer and its Representatives reasonable access to the offices, properties, books and records of Seller relating to the Business, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.  Notwithstanding the foregoing, (A) Buyer shall not have access (1) to personnel records of Seller or its Affiliates relating to Business Employee individual performance or evaluation records, medical histories or other information the disclosure of which could reasonably be expected to subject Seller or its Affiliates to a material risk of liability or would be otherwise be prohibited by Applicable Law, or (2) to any information relating to any Retained Business and (B) Seller may withhold, as and to the extent necessary to avoid contravention or waiver, any document or information the disclosure of which would violate any agreement or any Applicable Law or would result in the waiver of any legal privilege or work-product privilege.

(b)       On and after the Closing Date, Seller will afford promptly to Buyer and its Representatives reasonable access to its and its Affiliates’ books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer or its Representatives shall not unreasonably interfere with the conduct of the business of Seller or any such Affiliate.  Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees reasonably necessary to provide for such access, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03.  Confidentiality.  Seller will not, and will cause its controlled Affiliates and Representatives not to, for a period of five years after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information included in the Purchased Assets; provided that the foregoing restriction will not (a) apply to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.03), (ii) independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing), or (iii) related to the Excluded Assets, or (b) prohibit any disclosure (i) to the extent required by any applicable legal requirement so long as, to the extent legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity to contest such disclosure or (ii) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated hereby or thereby, provided that any such disclosure is limited to the extent reasonably necessary to Seller’s ability to enforce any such right or remedy.

Section 5.04  Delivery of Financial Information.  From the date hereof until the Closing Date, Seller shall furnish to Buyer on a monthly basis and within 30 days after the end of each calendar month, unaudited balance sheets of the Business as of the end of each such month, and the unaudited statements of operations for the month then ended, as well a calculation of EBITDA of the Business and EBITDA of the Sands Regency through the end of such month.

Section 5.05  Cooperation with Real Property Matters.  Prior to Closing, Seller shall provide reasonable cooperation with all reasonable requests of Buyer, its lenders and the title insurer in consummating the transactions contemplated thereby.

Section 5.06.  Repayment of Indebtedness.  At or prior to Closing, Seller shall deliver to Buyer evidence that all Indebtedness that is secured by or otherwise affecting the Purchased Assets has been terminated, repaid or otherwise amended to irrevocably release any claim against the Purchased Assets, including evidence of the release of all Liens on the Purchased Assets (other than Permitted Liens), evidence of the release of the Purchased Assets as collateral, and granting Buyer the authority to file UCC-3 termination statements, if applicable.

Section 5.07  Capital Expenditures.  All capital expenditures reflected in the capital expenditure budget of the Business for fiscal year 2012, as set forth in Section 5.07 of the Disclosure Schedule (the “2012 Capital Expenditure Budget”), shall be funded by Seller (or accrued as a current liability in the calculation of Closing Working Capital) on or prior to the Closing Date.  In the event the Closing Date is a date on or after January 1, 2013, Seller shall fund (or accrue as a current liability in the calculation of Closing Working Capital) a pro rated portion of the capital expenditures reflected in the capital expenditure budget of the Business for fiscal year 2013 (as established after the date hereof by Parent’s board of directors in accordance with Parent’s past practice and custom) (the “2013 Capital Expenditure Budget” and together with the 2012 Capital Expenditure Budget, the “Capital Expenditure Budget”), with such pro rated portion determined based upon the number of days in fiscal year 2013 that shall have elapsed as of the Closing Date.

Section 5.08  Go-Shop.  (a)  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Pacific time) on September 30, 2012 (the “Go-Shop Period”), Seller and its Affiliates and its and their Representatives shall have the right to:  (i) initiate, solicit and encourage any Inquiry or the making of any proposals or offers that could constitute Acquisition Proposals, (ii)

engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, and (iii) authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) any such Acquisition Proposal.

(b)       Seller shall, and shall cause its Affiliates and its and their respective employees and Representatives to, (i) at 12:00 a.m. (Pacific time) on October 1, 2012 (the “No-Shop Period Start Date”), immediately cease any discussions or negotiations with any Persons with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the Closing Date or the earlier termination of this Agreement, not directly or indirectly, without Buyer’s prior written consent, (A) solicit, encourage or initiate any offer or proposal from, or engage in any discussions with, or provide any information to, any person other than Buyer and its Affiliates, employees and Representatives, concerning any Acquisition Proposal, (B) provide any information to, any person other than Buyer and its Affiliates, employees and Representatives, concerning any Acquisition Proposal, (C) accept any proposal with respect to any Acquisition Proposal.

(c)       Notwithstanding anything to the contrary set forth herein, at any time prior to the No-Shop Period Start Date, if the Seller has received a bona fide written Acquisition Proposal following the date of this Agreement from any Person that is not withdrawn and that the Seller concludes in good faith constitutes a Superior Proposal, the Seller may elect to terminate this Agreement pursuant to this 12.01(j) and enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)            the Seller shall have complied with its obligations under this Section 5.08; and

(ii)           Seller shall have validly terminated this Agreement in accordance with Section 12.01(j), including the payment of the Go-Shop Termination Fee, in accordance with Section 12.03.

(d)       Seller, its Affiliates or their Representatives shall notify Buyer promptly in writing upon their receipt of any Acquisition Proposal and provide a copy of any such Acquisition Proposal to Buyer within two days of receipt of any such proposal by Seller, its Affiliates, or any employee or Representative of Seller or its Affiliates.

Section 5.09  Certain Real Property Matters. (a) Subject to subsection (c) below, prior to the Closing, Seller and Buyer shall not, and shall cause their respective Affiliates, agents and representatives to not, initiate, solicit, encourage, or otherwise take any action that would reasonably be expected to result in: (i) any investigation, audit, examination or other similar action by any Governmental

Authority with respect to the Real Property, the physical structures located thereon, or the general business license to operate the Business at the Casinos, or (ii) any judgment, settlement, injunction, or similar order by or with any Governmental Authority that requires either Seller or Buyer to incur any cost, expense or other obligation to repair, maintain or remediate the Real Property or the physical structures located thereon (any such costs, expenses and other obligations, “Remediation Costs”).

(b)       Remediation Costs, if any, shall be borne as follows:  (i) Seller shall bear, and shall incur, the first $50,000 of any Remediation Costs incurred notwithstanding the parties’ compliance with Section 5.09(a); (ii) Buyer shall bear, and shall incur, the second $50,000 of any Remediation Costs incurred notwithstanding the parties’ compliance with Section 5.09(a); and (iii) neither party shall have any obligation to incur in excess of $50,000 of Remediation Costs under this paragraph or any Remediation Costs arising out of or relating to a breach by the other party of Section 5.09(a).  For the avoidance of doubt, Seller’s obligations under the preceding sentence shall be separate from and in addition to its obligations under Section 5.07 above.

(c)       Notwithstanding the foregoing, nothing in Section 5.09(a) shall restrict or prohibit the taking of any action by a party believed in good faith by such party to be reasonably necessary to satisfy such party’s obligations under this Agreement, including, without limitation, Buyer’s obligations under Section 6.04 to use its reasonable best efforts to obtain the Gaming Approvals and the Liquor Approvals.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.  Confidentiality.  All information provided or made available to Buyer, its Affiliates or any of their respective Representatives or potential sources of financing pursuant to any of the Transaction Documents or in connection with the transactions contemplated thereby will be subject to the confidentiality agreement dated August 30, 2011 between Reneson Hotels, Inc. and Parent (the “Confidentiality Agreement”), which agreement shall remain in full force and effect for the benefit of Seller and shall survive the Closing or any termination of this Agreement, except as it may otherwise apply to limit Buyer’s disclosure or use, following the Closing, of or with respect to items constituting the Purchased Assets or Assumed Liabilities.

Section 6.02.  Access.  On and after the Closing Date, Buyer will afford promptly to Seller and its Representatives reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller or its Representatives shall not unreasonably interfere with the conduct of the business of Buyer.  Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees reasonably necessary to provide for such access, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 6.03. Deposit.

(a)       Deposit.  On the date hereof, Buyer shall pay an amount in cash equal to $900,000 (the “Deposit”) to Chicago Title Insurance Company (the “Deposit Escrow Agent”).  The parties shall direct the Deposit Escrow Agent to invest the Deposit in an interest bearing escrow account as mutually agreed by the parties (with interest accruing thereon to the credit of the Buyer) and the Deposit Escrow Agent shall otherwise hold and disburse the Deposit in accordance with the provisions of this Agreement.

(b)       Return of Deposit to Buyer.  The parties shall prepare a joint written instruction to be provided to the Deposit Escrow Agent, directing the Deposit Escrow Agent to return the Deposit (plus all interest earned thereon) to Buyer if:

(i)            this Agreement is terminated pursuant to Section 12.01(a);

(ii)           this Agreement is terminated pursuant to Section 12.01(b), if such termination is the result of Seller’s failure to satisfy the conditions described in Section 10.02 and the conditions described in Section 10.01 and Section 10.03 have been satisfied or, upon delivery of an applicable certificate by Buyer at Closing, could be promptly satisfied;

(iii)          this Agreement is terminated pursuant to Section 12.01(c) (except as contemplated by Section 6.03(c)(ii) below);

(iv)          this Agreement is terminated pursuant to Section 12.01(e);

(v)           this Agreement is terminated pursuant to Section 12.01(f);

(vi)          this Agreement is terminated pursuant to Section 12.01(g);

(vii)         this Agreement is terminated pursuant to Section 12.01(i); or

(viii)        this Agreement is terminated pursuant to Section 12.01(j).

(c)       Forfeiture of Deposit.  The parties shall prepare a joint written instruction to be provided to the Deposit Escrow Agent, directing the Deposit Escrow Agent to pay the Deposit to Seller (and all interest earned thereon to Buyer) if:

(i)            this Agreement is terminated pursuant to Section 12.01(b) (except as contemplated by Section 6.03(b)(ii) above);

(ii)           this Agreement is terminated pursuant to Section 12.01(c) following any Governmental Authority’s denial of any Gaming Approval set forth on Section 10.01(a) of the Disclosure Schedule;

(iii)          this Agreement is terminated pursuant to Section 12.01(d); or

(iv)          this Agreement is terminated pursuant to Section 12.01(h).

Section 6.04. Gaming and Liquor License Matters.  Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to obtain, as promptly as practicable, each of Gaming Approvals and Liquor Approvals.  The State Gaming Authorities and the Local Gaming Authorities shall hereinafter be collectively referred to herein as the “Nevada Gaming Authorities.”  Seller, its Affiliates (including its Subsidiaries), and their respective officers, directors, employees, agents and equity holders shall use commercially reasonable efforts to cooperate with Buyer in obtaining its Gaming Approvals and Liquor Approvals and with the Nevada Gaming Authorities’ investigations for the Gaming Approvals.  In furtherance and not in limitation of the foregoing, Buyer shall (i) make all necessary applications and filings, including payment of fees, with the State Gaming Authorities with respect to the applicable Gaming Approvals within 30 days of the date hereof, (ii) make all necessary applications and filings, including payment of fees, with the Local Gaming Authorities and Liquor Licensing Authorities with respect to the applicable Gaming Approvals and Liquor Approvals within 45 days of the date hereof, (iii) supply as promptly as practicable any additional information, materials or fees that may be requested by the Nevada Gaming Authorities in connection with the Gaming Approvals, (iv) fully cooperate with the Nevada Gaming Authorities, and (v) if any applicable Nevada Gaming Authority raises an objection with respect to the transactions contemplated by any of the Transaction Documents or otherwise objects to providing a Gaming Approval, Buyer shall use its reasonable best efforts to promptly resolve any such objections.  Buyer shall keep Seller reasonably informed of the status of Buyer’s Gaming Approvals.  Set forth on Section 6.04 of Buyer’s Disclosure Schedule is a list of all Gaming Approvals and Liquor Approvals Buyer and its Affiliates shall seek to obtain.  Buyer and its Affiliates shall have the right to amend or modify their applications for the Gaming Approvals and Liquor Approvals as they deem necessary in order to obtain the Gaming Approvals and Liquor Approvals.

Section 6.05.  EBITDA of the Business and the Sands Regency.  Buyer shall not, and shall cause each member of the Buyer Group to not, directly or indirectly take any action or enter into any agreement, arrangement or transaction, however designated, which could reasonably be expected to have an adverse impact upon the EBITDA of the Business and/or the EBITDA of the Sands

Regency during the period between the date of this Agreement and the Closing Date.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01.  Reasonable Efforts; Further Assurance.  (a) Subject to (and without limiting) the terms and conditions of this Agreement, Buyer and Seller will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Documents.  Seller and Buyer agree to execute and deliver, and cause their respective Affiliates to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents, to vest in Buyer or its designated Subsidiaries ownership of the Purchased Assets and to assure the assumption by the Buyer or its designated Subsidiaries of the Assumed Liabilities.

(b)       If any objections are asserted with respect to the transactions contemplated by any of the Transaction Documents under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by any of the Transaction Documents as violative of any Competition Law, each of Buyer and Seller shall use its best efforts to promptly resolve such objections.

(c)       Prior to the Closing, Seller agrees to use, and to cause its Affiliates to use, their respective commercially reasonable efforts to obtain the Required Consents.  Seller shall keep Buyer informed on a current basis of the status of its efforts to obtain the Required Consents.  In the event that any Required Consent cannot be obtained notwithstanding Seller’s commercially reasonable efforts to obtain it, Seller agrees to use commercially reasonable efforts to implement one or more alternatives to the Contract for which the Required Consent cannot be obtained in an effort to provide Buyer with the equivalent substantive benefit and burdens of the Contract for which the Required Consent could not be obtained.  Buyer agrees to cooperate in good faith with Seller’s efforts under the preceding sentence.

(d)       Buyer shall use reasonable best efforts to obtain sufficient financing to pay the Purchase Price and consummate the transactions contemplated hereby as promptly as practicable (the “Buyer Financing”).  Buyer shall notify Seller on a current basis of any material adverse development in the availability of the Buyer Financing.

Section 7.02.  Certain Filings.  Seller and Buyer shall cooperate, and cause their respective Affiliates to cooperate, with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

Section 7.03.  Public Announcements. Buyer shall consult with Seller before issuing any press release or making any other public statement with respect to any Transaction Document or the transactions contemplated hereby or thereby, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, and Buyer shall not issue any such press release or make any such public statement unless the content of such press release or public statement shall have been agreed upon by Seller.  Buyer and Seller agree to cooperate in good faith with respect to the plans for and any contents of any public announcement of this transaction, provided that nothing herein will limit Buyer’s or Seller’s ability to comply with its obligations under any Applicable Law.

Section 7.04.  Notices of Certain Events.  Each of Seller and Buyer shall promptly notify the other party of:

(a)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Documents;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Documents;

(c)           any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of Seller, Section 3.10 or, in the case of Buyer, Section 4.06;

(d)           any representation or warranty contained in this Agreement becoming untrue or inaccurate, provided that any breach of Buyer or Seller of this subparagraph (d) shall be treated for purposes of Article 11 a Warranty Breach; or

(e)           or the failure of any party to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby.

In addition, Seller shall promptly advise Buyer in writing of any Material Adverse Effect.

Section 7.05.  Conflicts; Privileges.  (a) Buyer waives and will not assert, and agrees to cause its Affiliates to waive and not to assert, any conflict of interest arising out of or relating to the representation after the Closing of Seller, any of its Subsidiaries or any shareholder, officer, employee or director of Seller or any of its Subsidiaries in any matter involving any Transaction Document or the transactions contemplated thereby, by any legal counsel or accountant currently representing Seller or any of its Subsidiaries in connection with the Transaction Documents or the transactions contemplated thereby (the “Current Representation”).

(b)       It is the intent of Seller and Buyer that all rights to any evidentiary privilege, including any attorney-client, work product or federally authorized tax practitioner privilege, with respect to any communication between any legal counsel or other Person, on the one hand, and Seller, any Subsidiary of Seller or any shareholder, officer, employee or director of Seller or any Subsidiary of Seller, on the other hand, relating to (i) the Current Representation or (ii) any Excluded Asset, Excluded Liability or Subsidiary of Seller shall, in the case of each of clauses (i) and (ii), be retained by Seller, but that otherwise all such privileges, to the extent permitted by Applicable Law, shall be transferred to Buyer at Closing as part of the Business.  Buyer waives and will not assert, and agrees to cause its Affiliates to waive and not to assert, including in connection with any dispute with Seller, any evidentiary privilege with respect to any such communication as to which such privilege is retained by Seller under this paragraph.

(c)       Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.05.

Section 7.06  Non-Solicitation.

(a)       Buyer acknowledges that both it and its Affiliates are familiar with the Seller Group’s trade secrets and other confidential information.  Buyer further acknowledges and agrees that the covenants and agreements set forth in this Section 7.06 were a material inducement to Seller to enter into this Agreement and to perform its obligations hereunder, and that the Seller Group would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Buyer breached the provisions of this Section 7.06.  Therefore, Buyer agrees that it shall not (and shall cause its Affiliates not to), directly or indirectly through another Person, from the date of this Agreement until the date that is one (1) year after the Closing Date, induce, or attempt to induce, any employee of the Seller Group (other than any Business Employee and/or Ferenc Szony) to terminate his or her employment with the Seller Group, provided that Buyer or its Affiliates shall not be precluded from discussing employment with or hiring any such person who (i) initially responds to any general public advertisement placed by Buyer or its Affiliate that is not targeted specifically to solicit any Seller Group employee(s) or (ii) has been terminated by the Seller Group prior to commencement of discussions between Buyer or its Affiliates and such person.

(b)       Seller acknowledges that both it and its Affiliates are familiar with the trade secrets and other confidential information of the Business.  Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 7.06 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer Group would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller breached the provisions of this Section 7.06.  Therefore, Seller agrees that it shall not (and shall cause its Affiliates not to), directly or indirectly through another Person, from the date of this Agreement until the date that is one (1) year after the Closing Date, induce, or attempt to induce, any employee of the Buyer Group to terminate his or her employment with the Buyer Group, provided that Seller or its Affiliates shall not be precluded from (i) discussing employment with or hiring any such person who (A) initially responds to any general public advertisement placed by Seller or its Affiliate that is not targeted specifically to solicit any Buyer Group employee(s) or (B) has been terminated by the Buyer Group prior to commencement of discussions between Seller or its Affiliates and such person, or (ii) entering into a consulting arrangement with Ferenc Szony on substantially the terms disclosed to Buyer prior to the date hereof.

(c)       Buyer and Seller acknowledge and agree that the covenants contained in this Section 7.06 are fair, reasonable and necessary for the protection of the parties.  Buyer and Seller each acknowledges that the scope, duration and area of the restrictions contained in this Section 7.06 are both reasonable and necessary for the legitimate protection of the parties following the Closing Date.  If this Section 7.06, or any portion thereof, shall be determined by any court of competent jurisdiction to be unenforceable, then such Section or portion thereof shall be interpreted to extend only over the maximum scope, duration and area of restrictions as to which it may be enforceable.

(d)       If Buyer breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 7.06, the Seller Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Seller Group at law or in equity:

(i)            the right and remedy to have the covenants set forth in this Section 7.06 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the covenants set forth in this Section 7.06 would cause irreparable injury to the Seller

Group and that money damages would not provide an adequate remedy to the Seller Group; and

(ii)           In the event of any breach or violation of any of the covenants set forth in this Section 7.06, the time period of such breached covenant shall be tolled until such breach or violation is resolved.

Section 7.07.  Alternative Closing Arrangements.

(a)           In the event that, on June 30, 2013, all of the conditions to Closing set forth in Article 10 of this Agreement are satisfied (other than any conditions that by their nature are to be satisfied at the Closing), and, at such time, the conditions to closing set forth in Section 10.01(a) are not satisfied, then at Buyer’s election the parties shall cooperate in good faith to enter into mutually agreeable alternative arrangements reasonably acceptable to each such party and applicable regulatory bodies and agencies whereby (A) the Closing under this Agreement would occur as to all assets and liabilities that can be transferred without applicable Gaming Approvals, (B) Buyer would receive the benefits and bear the burdens of ownership of the Casinos as to which the applicable Gaming Approvals have not been obtained, and (C) any assets requiring Gaming Approvals would be transferred to Buyer or its assignee immediately upon receipt of the requisite Gaming Approvals (the arrangements contemplated by clauses (A), (B) and (C), “Alternative Closing Arrangements”).  It is the parties’ intention that the Alternative Closing Arrangements, if elected by Buyer, would go in place no sooner than June 30, 2013, but that Buyer may elect to cause such arrangements to be effective at any time from and after June 30, 2013.

(b)           In furtherance of and without limiting the generality of the foregoing, (i) the Alternative Closing Arrangements shall include (A) the payment of the consideration and the delivery of the applicable items described in Sections 2.08, 2.10, and 2.11 of this Agreement, and (B) a sale-leaseback arrangement or other arrangement reasonably acceptable to the parties and applicable regulatory bodies and agencies with respect to the Casinos as to which the applicable Gaming Approvals have not been obtained, which arrangement will provide, among other things, that (x) reasonable rent (or the equivalent thereof under such other arrangement) shall be payable monthly based on the EBITDA of the applicable Casinos for the corresponding calendar month from the prior year (subject to appropriate adjustments (e.g., for seasonality and non-recurring items) as may be agreed upon by the parties) (in either case, the “Rental Payment”), and (y) all assets requiring the receipt of Gaming Approvals to transfer shall be transferred promptly upon receipt thereof by Buyer, its Affiliate or a third party designated by Buyer, and (ii) the parties shall negotiate in good faith to reach forms of definitive documentation for such Alternative Closing Arrangements, including the Rental Payment, on or prior to June 1, 2013.

Section 7.08  Destruction and Eminent Domain.  In the event of the loss, destruction or damage to any Purchased Asset, including a loss as a result of a taking by eminent domain, to the extent that (a) Buyer chooses to close the purchase of the Purchased Assets hereunder notwithstanding such loss, destruction or damage, and (b) Seller has not repaired or replaced the applicable Purchased Asset or portion thereof to a condition consistent the purposes of this Agreement (if such repair or replacement is feasible), then at Closing Seller shall deliver to Buyer all insurance proceeds or rights to collect all such proceeds with respect to such loss, destruction or damage.

Section 7.09  Branding.  Prior to the earlier of (i) 90 days following the Closing Date, and (ii) July 31, 2013, Seller shall remove, at Seller’s expense and without significant disruption to the operations of the Business, any logos, trademarks and other branding containing the marks “Herbst” or “Terrible’s” from the Casinos and associated Real Property.  During the 90-day period following the Closing Date, Seller shall cooperate reasonably with Buyer’s efforts to (a) remove, at Seller’s expense, all of Seller’s logos, trademarks and other branding (other than Business Intellectual Property constituting part of the Purchased Assets) from the Casinos and associated Real Property, and (b) post or otherwise implement any of Buyer’s substitute branding.

Section 7.10  IT System Cooperation.  Seller and Buyer will cooperate to plan and develop prior to the Closing and to procure and install following the Closing (but no later than the expiration of the Transition Services Agreement) an IT system for the Business in accordance with the specifications outlined in Section 7.10 of the Disclosure Schedule (the “IT System”).  Seller will bear, solely out of the Capital Expenditure Budget (including any amount required to be accrued as a current liability in Closing Working Capital pursuant to Section 5.07), 50% of the first $250,000 of hardware, equipment, service and other costs incurred in connection with the procurement and installation of the IT System (i.e., up to a maximum of $125,000), provided that the parties acknowledge and agree that Seller’s obligations of cooperation and assistance under this paragraph do not terminate at such time as such amount has been reached.  The parties will use commercially reasonable efforts to minimize the costs of procuring and installing the IT System, albeit without sacrificing specified performance or functionality other than with Buyer’s prior approval.

Section 7.11.  Certain Contracts. Buyer will have the right, at its discretion and on written notice to the Seller given not less than 45 days prior to the Closing, to elect not to assume (directly or indirectly pursuant to the acquisition of the Shares) the Contract set forth at Section 7.11 of the Disclosure Schedule.  Upon any such election, the applicable Contract will be deemed to have been excluded from the Contracts being assumed by Buyer and Seller’s obligations or representations to Buyer under this Agreement to the extent relating to such excluded Contract shall be terminated.

ARTICLE 8
TAX MATTERS

Section 8.01.  Tax Matters.  Except as set forth in Schedule 8.01, since the Emergence Date: (a) Seller and Parent have prepared and duly and timely filed (taking into account any extensions properly obtained), or caused to be duly and timely filed, all material Tax returns relating to Seller, Parent, the Purchased Assets and the Designated Seller Affiliates that it or they were required to file or are required to file for any Pre-Closing Tax Period, and all Tax returns described above are true, correct and complete in all material respects; (b) All material Taxes imposed on or with respect to Parent, Seller, the, Purchased Assets and the Designated Seller Affiliates, due and owing on any Tax returns have been paid or will be paid when due ; (c) to Seller’s knowledge, no material action, suit, proceeding or audit is claimed or threatened by any Taxing Authority in writing for any Pre-Closing Tax Period for the assessment or collection of any Tax relating to the Purchased Assets, the Seller, Parent or the Designated Seller Affiliates, and (d) Seller and all Designated Seller Affiliates are and at all times since the Emergence Date have been treated as “disregarded as entities separate from their owners” for federal income tax purposes as that term is defined in Treasury Regulation 1-301. 7701.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 8.01 are the sole and exclusive representations and warranties of Seller with respect to Tax matters, including laws applicable to Taxes.

Section 8.02.  Tax Cooperation; Allocation of Taxes.  (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Designated Seller Affiliates and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets and any Designated Seller Affiliate for a period of at least seven years following the Closing Date.  On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets, the Designated Seller Affiliates or the Business.

(b)       To the extent not taken into account in the calculation of the Closing Working Capital pursuant to Section 2.10, Seller shall indemnify Buyer and hold it harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to all Taxes (or the non-payment thereof) of Seller for all Pre-Closing Tax Periods; provided that the foregoing indemnity shall not apply to (i) Taxes from transactions outside the ordinary course taken on the

Closing Date pursuant to this Agreement and (ii) Taxes due to a breach by Buyer of Section 8.02(d) to the extent the Tax would not have arisen absent such breach.

(c)       In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which Seller holds a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of any other Taxes for the Pre-Closing Tax Period shall be deemed to be the amount of such other Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)        Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Purchased Assets, if any are required, that include the Straddle Period but are filed after the Closing Date.  Buyer’s preparation of any such Tax returns shall be subject to Seller’s reasonable approval.  Buyer shall permit Seller to review, comment, and consent, which shall not be unreasonably withheld to each Straddle Period Tax return prior to filing and shall make such revisions to such Tax returns as are reasonably requested by Seller.  Buyer shall not, without Seller’s prior written consent (i) amend any Pre-Closing Tax Period Tax return or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period.  Seller and Parent shall file all any Pre-Closing Tax Period Tax returns required to be filed.

(e)       Each of Buyer and Seller shall promptly notify the other in writing upon receipt by it or its Affiliates of a written notice of any pending or threatened Tax audits or assessments for which Buyer may be entitled to indemnification pursuant to this Agreement (each, a “Tax Contest”).  Neither Buyer nor Seller (nor any Affiliate of such party) shall settle, compromise or otherwise resolve a Tax Contest, except with the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed).

(f)        Any refund received for Taxes (including interest in respect thereof) paid or payable solely with respect to Taxes paid pursuant to Section 8.02(a) and (g) shall be promptly paid (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the party receiving the benefit of the offset) as follows:  (i) to Seller, if attributable to Taxes with respect to any Pre-Closing Tax Period; and (ii) to Buyer, if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Straddle Period, to the extent allocable to the portion of such period ending after the Closing Date).

(g)       All liabilities for sales, use, value added, registration and real property transfer Taxes, recording charges and similar Taxes, fees or charges imposed as a result of the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.  If either party is required by law to remit the entire amount such Transfer Taxes, the other party shall promptly reimburse the remitting party for one-half (1/2) the amount of such Transfer Taxes actually remitted by the required party.  Buyer and Seller shall cooperate in filing all necessary Tax Returns under applicable Law with respect to Transfer Taxes.

ARTICLE 9
PERSONNEL MATTERS

Section 9.01.  Business Employees.  Buyer shall (or will cause one of its Subsidiaries to) on or prior to the Closing Date, make an offer of employment to (or be willing to continue the employment by any Purchased Subsidiary of) each Business Employee listed on Section 9.01 of the Disclosure Schedule, in both cases on the terms set forth in this Section 9.01.  For the avoidance of doubt, Business Employees include any Business Employee who is, immediately prior to the Closing, absent from work on account of paid time-off, vacation, sick or personal leave, short- or long-term disability or leave of absence and any Business Employee for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or law; provided that, with respect to any Business Employee who is not actively at work as of the Closing, Buyer shall offer employment (or continued employment), effective as of the date such employee can first return to active employment (so long as such date is within six months of the Closing Date), as soon as practicable after such Business Employee notifies Buyer (or the applicable Purchased Subsidiary) of his or her ability to return to active employment; and provided further, that Buyer shall have no obligation to make or hold open any offer of employment (or continued employment) to any Business Employee whose employment with the Business is terminated, whether voluntarily or involuntarily, prior to the Closing.  Business Employees who accept Buyer’s offer of employment (or continued employment), do not revoke such acceptance or resign their employment with a Purchased Subsidiary on or prior to the Closing Date, and report to work for Buyer or its Affiliate (including, as of the Closing, the Purchased Subsidiaries) on the Closing Date shall collectively be the “Transferred Employees”.

Section 9.02.  Maintenance of Employee Benefits. (a) Buyer agrees that for a period of 6 months after the Closing Date (the “Relevant Period”), it will provide (or will cause to be provided) each Transferred Employee (exclusive of Business Employees with written employment agreements or arrangements) with annual base salary and incentive compensation opportunity that are at least equal to his or her annual base salary and incentive compensation opportunity in effect immediately prior to the Closing.  In addition, Buyer agrees that during the Relevant Period, it will provide (or will cause to be provided) Transferred Employees with healthcare and dental insurance benefits that Buyer will use commercially reasonable efforts to cause to be equivalent to those presently offered by Seller to the Transferred Employees immediately prior to the Closing, but which the parties acknowledge may, for cost reasons, vary with respect to certain aspects, including copays, deductibles, charges for particular services and the like.

(b)       As of the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, Buyer shall offer (or will cause to be offered) each Transferred Employee participation in one or more other defined contribution plans and trusts intended to qualify under Section 401(a) of the Code and then maintained by Buyer (collectively, the “Buyer DC Plan”) on the same basis as similarly situated employees of Buyer and its Subsidiaries and on terms that reflect the service credit provisions of Section 9.02(b).  To the extent applicable, Transferred Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by Seller any of its Affiliates to the Buyer DC Plan in the form of cash and participant loan notes.

(c)       Buyer shall grant (or will cause to be granted) each Transferred Employee credit for years of prior service with the Seller or any of its Affiliates or their respective predecessors for all purposes.

(d)       As of the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, each Transferred Employee shall cease participation in the health and welfare benefit plans of Seller and any of its Affiliates (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Subsidiaries.  Seller and its Affiliates shall be responsible for claims incurred under a Seller Welfare Plan for Transferred Employees prior to the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee.  All claims incurred with respect to Transferred Employees on or after the Closing Date or, if later, the date a Business Employee becomes a Transferred Employee, shall be the responsibility of Buyer and its Subsidiaries.  For purposes of this Section 9.02(d), the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health or medical, dental, vision care and/or prescription drug benefits, upon provision of such services, materials or supplies; and (iii) short- and long-term disability benefits, upon the event that gives rise to the disability.

(e)       Buyer shall (or will cause one of its Subsidiaries to):

(i)            waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any health and welfare plans in which such Transferred Employees are eligible to participate after the Closing Date to the extent that such limitations were waived under the applicable Employee Plan; and

(ii)           provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans that such Transferred Employees are eligible to participate in after the Closing Date.

(f)        Buyer’s obligations, as applicable, under this Section 9.02 are contingent upon Seller furnishing sufficient information to Buyer to reasonably enable Buyer to comply with this Section 9.02.  Prior to Closing, Seller shall provide to Buyer, as reasonably requested by Buyer, (i) an updated list of Business Employees, and (ii) any updated information with respect to such employees, in each case, that is of the same type of list or employee information, as applicable, that Seller provided to Buyer prior to the date hereof, to the extent such information is reasonably necessary to make the offers contemplated by Section 9.01 hereof.

Section 9.03.  Employee Communications.  Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents.

Section 9.04.  Acknowledgement.  Buyer and Seller acknowledge and agree that nothing contained in this Article 9 shall be construed to limit in any way the ability of Buyer or its Subsidiaries to terminate the employment of any Transferred Employee from and after the Closing Date.

Section 9.05.  No Third-party Beneficiaries.  Without limiting the generality of Section 13.07, nothing in this Article 9, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person other than the parties to this Agreement and their respective successors and assigns, including any current or former employee Business Employee (including any Transferred Employee) to continued employment, any severance or other benefits from Seller, Buyer or any of their respective Affiliates.

Section 9.06  Wage Reporting Buyer and Seller agree that wage reporting with respect to the Transferred Employees shall be treated in accordance with the standard procedure set forth in Rev. Proc. 2004-53.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by each party) of the following conditions:

(a)           all Gaming Approvals listed on Section 10.01(a) of the Disclosure Schedule shall have been obtained (other than to the extent that Buyer is exercising its option under Section 7.07 above);

(b)           no suit, action or other proceeding before any Governmental Authority to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents shall be pending; and

(c)           no provision of any Applicable Law shall prohibit the consummation of the Closing.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Buyer) of the following further conditions:

(a)           Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date;

(b)           the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (as if made at and as of such date, unless such representation or warranty references that it is made solely as of a specific date in which case as of such date), except to the extent the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)           Buyer shall have received a certificate signed by an officer of Seller to the foregoing effect;

(d)           from the date of this Agreement, there shall have been no Material Adverse Effect on the Business;

(e)           the cash and cash equivalents to be delivered by Seller to Buyer at the Closing shall not be less than the Target Cash, as evidenced to Buyer’s reasonable satisfaction.

(f)            The Title Company shall have committed to issue and be in a position to issue, the Title Policy pursuant to Section 2.09(f); and

(g)           The Required Consents (or in lieu thereof waivers) listed in Section 10.02 of the Disclosure Schedule (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

Section 10.03.  Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Seller) of the following further conditions:

(a)           Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, including the payment of the Purchase Price;

(b)           the representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (unless such representation or warranty references that it is made solely as of a specific date in which case as of such date); and

(c)           Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date eighteen (18) months of the Closing Date, except that the representations and warranties contained in (a) contained in Sections 3.02, 3.04, 3.16, 4.02 and 4.07 shall survive indefinitely; (b) Section 3.17 and Article 8 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (including all period of extension, whether automatic or permissive) with respect to matters covered thereby; and (c) Section 3.18 shall survive until the third anniversary of the Closing Date (with the representations identified in clauses (a), (b) and (c) of this sent being referred to as the “Designated Representations”).  The covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding two sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification.  (a) Effective at and after the Closing, Seller indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all losses, liabilities, obligations, claims, charges, actions, suits, proceedings, damages, penalties, Taxes, costs, fees and expenses (including reasonable attorneys’ fees and expenses) (“Damages”) paid by Buyer or any of its Affiliates as a result of:

(i)            any misrepresentation or breach of warranty (whether such representation or warranty is contained in Article 3, Article 8 or elsewhere herein)(such misrepresentation and breach of warranty, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(ii)           any Excluded Liability;

provided that with respect to indemnification by Seller for Warranty Breaches pursuant to Section 11.02(a)(i), (A) Seller shall not be liable unless the aggregate amount of Damages with respect to all such Warranty Breaches exceeds $150,000 and then only to the extent of such excess, provided that the foregoing limitation shall not apply to breaches of the Designated Representations, (B) Seller’s maximum liability for all such Warranty Breaches shall not exceed $4,500,000, except with respect to Damages related to fraud (Seller’s liability for which shall not be limited).

(b)       Effective at and after the Closing, Buyer indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all losses or damages incurred or suffered by Seller or any of its Affiliates arising out of:

(i)            any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(ii)           any Assumed Liability;

provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to Section 11.02(b)(i), (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $150,000 and then only to the extent of such excess and (B) Buyer’s maximum liability for all such Warranty Breaches shall not exceed $4,500,000, except with respect to Damages related to fraud (Buyer’s liability for which shall not be limited).

Section 11.03.  Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)       The Indemnifying Party shall be entitled to participate in the defense of any claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled, upon written notice to the Indemnified Party, to assume control and appoint lead counsel reasonably acceptable to the Indemnified Party for such defense, in each case at the Indemnifying Party’s expense.

(c)       If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim without any payment or covenant by or applicable to the Indemnified Party or the Business or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)       Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, provided that the costs and expenses of the Indemnified Party incurred in connection with providing such cooperation shall be borne by the Indemnifying Party.

(e)       In the event any Indemnified Party should have a claim under Section 11.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a notice specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim (the “Indemnity Notice”) with reasonable promptness to the Indemnifying Party.  The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within 30 days following the Indemnifying Party’s receipt of the Indemnity Notice, the Damages arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.02 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect the such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 30 days, such dispute shall be judicially adjudicated in accordance with Section 13.05 and Section 13.06.

(f)        Each Indemnified Party must mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(g)       Each Indemnified Party shall use its reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04.  Calculation of Damages.  (a) The amount of any Damages payable under Section 11.03 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor and (ii) any net Tax benefit actually realized by the Indemnified Party at any time during the applicable indemnification period as set forth in Section 11.01 arising from the incurrence or payment of any such Damages.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)       Each party agrees that it will not, and agrees to use its best efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost of, any obligations of the other party under this Article 11.

(c)       The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that the Indemnified Party had been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.11, or (ii) consequential, special or punitive Damages, other than as may be paid or payable under Third Party Claim.  In addition, an Indemnified Party shall not be entitled to recover the same Damages more than once regardless of whether the state of facts giving rise to an indemnification claim constitute a breach of more than one representation, warranty, covenant or agreement; provided, that in no event shall the limitations on recovery as to claims for Warranty Breaches under Section 11.02(a)(i) or Section 11.02(b)(i) limit an Indemnified Party’s right to recover Damages under any other provision Section 11.02, notwithstanding the applicability of the facts to a claim for Warranty Breach.

(d)           Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date either of Ferenc Szony or Thomas Benninger has actual knowledge of any information that (i) would cause one or more of the representations and warranties made by the Seller in Article 3 to be inaccurate as of the date made, and (ii) is not known by any individual identified in the definition of Seller’s Knowledge in Section 1.01(a), the applicable Indemnified Party shall have no rights to indemnification in respect of a Warranty Breach by Seller based solely on such information.

(e)           Any indemnification payment made pursuant to this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Tax purposes.

Section 11.05.  Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.06.  Exclusivity.  Except as specifically set forth in this Agreement or any other Transaction Document, and except for any claim alleging fraud or seeking equitable relief with respect to a party’s obligations under any Transaction Document or other document delivered in connection therewith or otherwise referenced herein, the parties waive any rights and claims they may have against each other, whether in law or in equity, relating to the Business or the transactions contemplated hereby or thereby.  The rights and claims waived by Buyer include claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Article 8 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.11, 5.02 and 6.02) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 12
TERMINATION

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of Seller and Buyer;

(b)           by either Seller or Buyer, by written notice to the other party, if the Closing shall not have been consummated on or before the date one (1) year from the date of this Agreement (the “End Date”); provided, however, that (i) in the event that all of the conditions to closing set forth in Section 10.01 (other than 10.01(c)) have been satisfied or waived and the condition set forth in Section 10.01(c) has not been because a Nevada Gaming Authority is still conducting its investigation of Buyer and (ii) such Nevada Gaming Authority has not denied its approval or consent, then the Seller may elect, in its reasonable discretion, to extend the End Date by up to 90 days, by providing written notice of such extension to Buyer;

(c)           by either Seller or Buyer, by written notice to the other party, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)           by Buyer, upon written notice to Seller, in the event of a voluntary withdrawal, initiated by request of Buyer to and granted by the State Gaming Authorities, by Buyer of any application for Gaming Approval upon or after receiving advice from any Governmental Authority that such Governmental Authority intends to deny Buyer’s application for such Gaming Approval (a “Withdrawal in Lieu of Denial”);

(e)           by Buyer, upon written notice to Seller, in the event that a Material Adverse Effect between June 8, 2012 and the Closing Date results in either (i) a decline in the EBITDA of the Business below $3,500,000, or (ii) a decline in the EBITDA of the Sands Regency below $1,000,000, which right must be exercised, if at all, within ten (10) Business Days of Buyer’s receipt of the applicable EBITDA calculation from Seller;

(f)            by Seller, upon written notice to Buyer, in the event that, at any time between June 8, 2012 and the Closing Date, either (i) the

EBITDA of the Business exceeds $4,400,000, or (ii) the EBITDA of the Sands Regency exceeds $2,300,000, which right must be exercised, if at all, within ten (10) Business Days of Seller’s determination of the applicable EBITDA calculation;

(g)           by Buyer, upon written notice to Seller, if there shall have been a breach of any of Sellers representations, warranties, or covenants set forth herein which has rendered the satisfaction of any conditions set forth in Section 10.02 permanently incapable of fulfillment, such violation or breach has not been waived by Buyer, and the breach has not been cured within 30 days following Buyer’s written notice of such breach to Seller and is not capable of being cured prior to the End Date; provided that the right to terminate this Agreement by Buyer shall not be available to Buyer if Buyer is then in breach of any of its representations, warranties, covenants or agreements set forth herein;

(h)           by Seller upon written notice to Buyer, if there shall have been a breach of any of Buyer’s representations, warranties, or covenants set forth herein which has rendered the satisfaction of any conditions set forth in Section 10.03 permanently incapable of fulfillment, such violation or breach has not been waived by Seller, and the breach has not been cured within 30 days following Seller’s written notice of such breach to Buyer and is not capable of being cured prior to the End Date; provided that the right to terminate this Agreement by Seller shall not be available to Seller if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth herein;

(i)            by either Seller or Buyer, by written notice to the other party, if the aggregate Remediation Costs exceed $100,000; provided, that the right to terminate this Agreement shall not be available to a party if such party is then in breach of its obligations under Section 5.09; provided, further, that no termination pursuant to this Section 12.01(i) shall be effective if the party receiving a written termination notice pursuant to this Section 12.01(i), within five (5) Business Days of receipt thereof, agrees in writing to be fully and irrevocably liable for all remaining Remediation Costs in excess of the amounts specifically allocated to the parties under Section 5.09; or

(j)            by Seller, if at any time prior to the No-Shop Period Start Date, (i) Seller has complied in all respects with Section 5.08, and (ii) promptly after the termination of this Agreement, the Seller will enter into a definitive agreement with respect to a Superior Proposal; provided, that the right of the Seller to terminate this Agreement pursuant this Section 12.01(j) is conditioned on and subject to the prior payment by Seller to Buyer of the Go-Shop Termination Fee in accordance with Section 12.03, and any purported termination pursuant to this Section 12.01(j) shall be void and of no force or effect if the Buyer shall have not received the Go-Shop Termination Fee.

Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder or Representative of such party) to the other party to this Agreement (other than under Section 6.03 with respect to the Deposit, under Section 12.03 with respect to the Go-Shop Termination Fee, or as otherwise contemplated in the last sentence of this Section 12.02 with respect to the provisions of this Agreement that will survive any such termination); provided that if such termination shall result from the breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Sections 6.01, 6.03, 12.02, 12.03, 13.02, 13.04 13.05 and 13.06 shall survive any termination hereof pursuant to Section 12.01.

Section 12.03.  Go-Shop Termination Fee.  In the event this Agreement is terminated by the Seller pursuant to Section 12.01(j), the Seller shall pay the Go-Shop Termination Fee to Buyer prior to such termination by wire transfer of same day funds to one or more accounts designated by Buyer.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Truckee Gaming, LLC
805 Third Avenue, 20th Fl
New York, NY 10022
Attention:	Avin Dwivedy
Facsimile No.:	(646) 619-4122

with a copy to:

Holland & Hart LLP
5441 Kietzke Lane, Second Floor
Reno, NV 89511
Attention:	Karen D. Dennison
David A. Garcia
Facsimile No.:	(775)786-6179

if to Seller, to:

The Sands Regent, LLC
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135
Attention:	Legal Department
Facsimile No.:	(702) 341-2581

with a copy to:

Kirkland & Ellis
300 North LaSalle
Chicago, IL 60654
Attention:	Marc D. Browning
Linda K. Myers, P.C.
Facsimile No.:	(312) 862-2200

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein or in another Transaction Document, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.  Nothwithstanding the foregoing, Seller shall pay that portion of the Title Policy premium which represents the cost of an ALTA Standard Form Policy of Title Insurance (6-17-06) and one-half of the fees and costs of Escrow Agent.  Buyer shall pay the difference between the cost of an ALTA Standard Form Policy of Title Insurance (6-17-06) and the Title Policy and one-half (1/2) of the fees and costs of the Title Company.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that the parties specifically contemplate and agree that Buyer, without limiting its own obligations hereunder, may designate one or any combination of its Subsidiaries to receive some or all of the Purchased Assets or assume some or all of the Assumed Liabilities from Seller or its applicable Affiliates at the Closing.

Section 13.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the U.S. district courts for the State of Nevada or any Nevada state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Nevada, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  Counterparts; Effectiveness; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.08.  Entire Agreement.  The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.09.  Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state in connection with the sale of the Purchased Assets.

Section 13.10.  Severability.  To the extent that any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11.  Disclosure Schedule.

(a)       The parties acknowledge and agree that (i) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (ii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iii) if any section of the Disclosure Schedule lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedule or the statements contained in any Section of Article 3 reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (iv) except as provided in clause (iii) above, headings have been inserted in the Disclosure Schedule for convenience of reference only, (v) the Disclosure Schedule is qualified in their entirety by reference to specific provisions of this Agreement and (vi) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement.

(b)       Prior to the Closing, Seller may deliver to Buyer supplements or updates to the Disclosure Schedule reflecting Post-Signing Events (each, a “Schedule Update”).  To the extent the Schedule Updates reflect any Post-Signing Event that has a Material Adverse Effect (each, a “Material Post-Signing Event”), Buyer will be entitled to terminate this Agreement pursuant to Section 12.01(g) within twenty (20) Business Days after delivery by Seller of the Schedule Update reflecting any Material Post-Signing Event, but following such period Buyer shall not have the right to rely on such Material Post-Signing Event for purposes of exercising its closing conditions in Sections 10.02(b) or (d).  The delivery of any Schedule Update pursuant to this Section 13.11(b) will not be deemed to have cured any breach that otherwise might exist or come to exist hereunder by reason of such Material Post-Signing Events for purposes of Article 11.

Section 13.12.  Guarantee.  The Guarantors hereby jointly and severally, unconditionally and irrevocably guarantee the full and prompt performance of all obligations of Seller under this Agreement and the Transaction Documents, and agree to execute and deliver such Transaction Documents and other documents, and take such further actions, as may be reasonably necessary or appropriate to accomplish the purposes set forth in this Agreement.  Each Guarantor agrees that any judgment rendered against Seller for monies or performance due under this Agreement shall in every and all aspects bind and be conclusive against the Guarantor to the same extent as if the Guarantor has appeared in any such proceeding and judgment therein has been rendered against the Guarantor.  Each Guarantor waives and relinquishes, to the fullest extent permitted by law, all rights and remedies accorded by applicable law to guarantors, and agrees not to take advantage of any such rights and remedies, including, without limitation, (a) any defense based upon any discharge or limitation of the liability of Seller to Buyer, whether consensual or arising by operation of law or any bankruptcy, insolvency, or debtor-relief proceeding, or from any other cause (other than a defense based on actual performance or limitation set forth in any Transaction Document), (b) presentment, demand, protest and notice of any kind, and (c) all rights of subrogation.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE SANDS REGENT, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

TRUCKEE GAMING, LLC

By:	/s/ Avin Dwivedy
	Name:	Avin Dwivedy
	Title:	Vice President

[Signature Page to APA]

For purposes of Section 13.12:

AFFINITY GAMING, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

[Signature Page to APA]

For purposes of Section 13.12:

DAYTON GAMING, LLC

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

[Signature Page to APA]

For purposes of Section 13.12:

CALIFORNIA PROSPECTORS, Ltd.

By:	/s/ David D. Ross
	Name:	David D. Ross
	Title:	Manager

[Signature Page to APA]

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [          ], 2012, between The Sands Regent, LLC, a Nevada limited liability company (“Seller”), and Truckee Gaming, LLC, a [        ] limited liability company (“Buyer”)(1).

W I T N E S S E T H :

WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated as of [          ], 2012 between Buyer and Seller (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined); and

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller and its Subsidiaries with respect to the Purchased Assets and the Business;

NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.             (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller and its Subsidiaries in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made of any Purchased Asset or any right thereunder if (i) an attempted assignment, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach or in any way adversely affect the rights of Buyer or Seller or any of their respective Affiliates thereunder (subject in each such case to the parties’ obligations under Section 2.07 of the Asset Purchase Agreement) or (ii) Section 2.01 of the Asset Purchase Agreement provides otherwise.  The assignment set forth in this paragraph does not include any assignment of a titled interest in Real Property otherwise assigned by Seller

(1)  The parties recognize and agree that prior to the Closing Buyer may designate certain of its Affiliates, or a combination of them, to receive and assume some or all of the Purchased Assets and Assumed Liabilities, as applicable.  In addition, Seller intends to have the Designated Seller Affiliates as defined in the Purchase Agreement, deliver counterpart copies of this Assignment and Assumption Agreement, or a parallel version of this document, as to the Purchase Assets and Assumed Liabilities held by them.

or its Affiliates to Buyer or its Affiliates concurrent herewith pursuant to an applicable real property transfer instrument.

(b)           Buyer does hereby accept all the right, title and interest of Seller and its Subsidiaries in, to and under all of the Purchased Assets (except as aforesaid) and Buyer assumes and agrees to pay, perform and discharge promptly and fully when due all of the Assumed Liabilities and to perform all of the obligations of Seller and its Subsidiaries to be performed under the Purchased Assets except to the extent (i) liabilities thereunder constitute Excluded Liabilities or (ii) otherwise provided in Section 2.01 of the Asset Purchase Agreement.

2.             This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, without regard to the conflicts of law rules of such state.

3.             This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

THE SANDS REGENT, LLC

By:
Name:
Title:

TRUCKEE GAMING, LLC

By:
Name:
Title: